Exhibit 99.1

Item 6. Selected Financial Data

(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)	2004	2003	2002	2001	2000
RESULTS OF OPERATIONS:

Interest revenue	$50,913	$28,483	$30,814	$36,125	$38,653
Interest expense	11,928	7,013	10,071	15,632	17,256

Net interest revenue	38,985	21,470	20,743	20,493	21,397
Provision for loan losses	3,897	1,841	760	1,583	936
Non-interest revenue	10,517	7,082	6,654	5,845	4,873
Non-interest expense	31,787	18,892	17,363	16,482	15,736

Income from continuing operations before income taxes	13,818	7,819	9,274	8,273	9,598
Income taxes	3,902	2,166	2,706	2,411	2,838

Income from continuing operations after income taxes	9,916	5,653	6,568	5,862	6,760

Income from discontinued operations before income taxes	1,684	982	1,087	468	920
Gain on sale of discontinued operations before income taxes	1,484	0	0	0	0

Total income from discontinued operations before income taxes	3,168	982	1,087	468	920

Income taxes	1,783	313	332	103	233

Income from discontinued operations after income taxes	1,385	669	755	365	687

Net income	$11,301	$6,322	$7,323	$6,227	$7,447

Basic net income per share from continuing operations	$.90	$.64	$.76	$.69	$.79

Basic net income per share from discontinued operations	$.13	$.08	$.09	$.04	$.08

Diluted net income per share from continuing operations	$.90	$.64	$.75	$.69	$.79

Diluted net income per share from discontinued operations	$.12	$.07	$.09	$.04	$.08

Basic net income per share	$1.03	$.72	$.85	$.73	$.87

Diluted net income per share	$1.02	$.71	$.84	$.73	$.87

Cash dividends declared per share	$.52	$.52	$.48	$.44	$.40

YEAR-END STATEMENT OF CONDITION:

Total assets	$1,191,222	$1,076,900	$665,810	$592,372	$577,116
Loans, net of unearned income	862,207	647,379	352,112	344,463	338,545
Deposits	939,958	764,174	479,712	451,880	436,160
Shareholders’ equity	122,183	116,666	80,904	73,914	70,835
AVERAGE BALANCES:

Total assets	$1,109,679	$678,596	$636,317	$576,381	$555,507
Average earning assets	895,370	536,679	511,650	481,900	460,685
Loans	726,791	370,004	346,472	343,345	328,379
Deposits	828,665	484,342	465,826	435,519	417,142
Shareholders’ equity	119,820	82,136	78,658	73,204	66,604
PERFORMANCE RATIOS:

Net income to:
Average total assets	1.02%	0.93%	1.15%	1.08%	1.34%
Average shareholders’ equity	9.43%	7.70%	9.31%	8.51%	11.18%
Average shareholders’ equity to average total assets	10.80%	12.10%	12.36%	12.70%	11.99%
Dividend payout ratio	54.10%	71.97%	56.66%	60.25%	46.05%

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following discussion and analysis reviews our results of operations and assesses our financial condition. The purpose of this discussion is to focus on information about us that is not otherwise apparent from the consolidated financial statements and related footnotes appearing below in this Annual Report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for a complete understanding of the following discussion and analysis.

On April 16, 2002, Gulf Coast Community Bancshares, Inc., the parent company of Wewahitchka State Bank (BankTrust of Florida), was merged into the Company. On October 15, 2004, BankTrust of Florida was sold to an unrelated financial institution. Therefore, the results of operations of BankTrust of Florida have been included as discontinued operations in the consolidated results of the Company from April 16, 2002 through October 15, 2004.

On December 30, 2003, CommerceSouth, Inc. (“CommerceSouth”), the parent company of CommerceSouth Bank Alabama (now BankTrust of Alabama) and CommerceSouth Bank Florida (now BankTrust), was merged into the Company. This merger has been accounted for under the purchase method of accounting. Therefore, the results of operations of these two banks have been included in the consolidated results of the Company from December 30, 2003.

On April 7, 2005, BancTrust announced that it had reached an agreement to sell all of the stock of Sweet Water State Bank. The operations of Sweet Water State Bank are included in discontinued operations because all the conditions required by SFAS 144 for an operation to be classified as discontinued have been met. The sale of Sweet Water State Bank was completed on August 1, 2005.

Overview

Net income for 2004 was $11.3 million compared to $6.3 million in 2003. On a per share basis, basic earnings were $1.03 in 2004 and $.72 in 2003, and diluted earnings were $1.02 in 2004 and $0.71 in 2003. Return on average assets in 2004 was 1.02 percent compared to 0.93 percent in 2003. Total assets at year-end 2004 were $1.191 billion compared to $1.077 billion at year-end 2003. BankTrust of Florida had assets of approximately $50 million at the time of its sale on October 15, 2004. Sweet Water State Bank had assets of approximately $52.5 million at December 31, 2004.

Management and staff spent considerable time and effort in 2004 on the successful integration of CommerceSouth and BancTrust. A new, comprehensive strategic planning process which began prior to the merger established goals and time frames for the integration process, and for operation of the Company for several years to come. Areas addressed in the plan include, but are not limited to: (1) internal growth and market expansion, (2) performance goals, (3) credit culture, (4) personnel development, (5) management succession, (6) technology infrastructure to support the overall plan and (7) marketing and product development and enhancement. The plan is to be periodically monitored and updated by a team of senior officers from all areas of the Company.

In 2004, the Company completed the merger of the Demopolis Bank and the Monroeville Bank into the Mobile Bank. These mergers were part of a process which was started in 2003 to consolidate existing charters and operations. The mergers were successful and have resulted in reductions in staff as well as the elimination of certain duplicate operations.

In early 2004, following an evaluation of the growth potential of our various markets, we decided to sell our smallest Florida bank, Wewahitchka State Bank, and we redirected the proceeds of the sale to our higher growth markets in Florida. The transaction was completed on October 15, 2004. On April 7, 2005 we announced the sale of Sweet Water State Bank. We plan to redirect the proceeds from this sale to our Florida bank as well. We continue to evaluate the feasibility of similar opportunities.

One of the challenges in 2004 was funding the rapid loan growth which has occurred in our Gulf Coast and metropolitan Montgomery markets. Loans have grown much faster than core deposits, and the Company has placed additional emphasis on non-core funding sources such as brokered deposits and Federal Home Loan Bank borrowings. The Company expects this trend to continue in 2005.

Critical Accounting Policies and Estimates

The accounting principles followed by the Company and the methods of applying these principles conform with accounting principles generally accepted in the United States of America and with general practices within the banking industry. Critical accounting policies relate to the allowance for loan losses. A description of these policies is as follows:

Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered by Management to be sufficient to absorb losses inherent in the loan portfolio. BancTrust’s determination of its allowance for loan losses is determined in accordance with Statement of Financial Accounting Standards (“SFAS”) Nos. 114 and 5. The amount of the allowance for loan losses and the amount of the provision charged to expense is based on periodic reviews of the portfolio, past loan loss experience, current and expected economic conditions and such other factors that, in Management’s judgement, deserve current recognition in estimating loan losses.

A regular, formal and ongoing loan review is conducted to identify loans with unusual risks and probable loss. Management uses the loan review process to stratify the loan portfolio into risk grades. For higher-risk graded loans in the portfolio the Banks determine estimated amounts of loss based on several factors, including historical loss experience, Management’s judgment of economic conditions and the resulting impact on higher-risk graded loans, the financial capacity of the borrower, secondary sources of repayment (including collateral) and regulatory guidelines. This determination also considers the balance of impaired loans (which are generally considered to be non-performing loans). Specific allowances for impaired loans are based on comparisons of the recorded carrying values of the loans to the present value of these loans’ estimated cash flows at each loan’s effective interest rate, the fair value of the collateral or the loan’s observable market price. Recovery of the carrying value of loans is dependent to a great extent on economic, operating and other conditions that may be beyond the Company’s control.

In addition to evaluating probable losses on individual loans, Management also determines probable losses for all other loans in the portfolio. The amount of the allowance for loan losses related to all other loans in the portfolio is determined based on historical and current loss experience, portfolio mix by loan type and by collateral type, current economic conditions, the level and trend of loan quality ratios, and such other factors which, in Management’s judgement, deserve current recognition in estimating inherent loan losses. The methodology and assumptions used to determine the allowance are continually reviewed as to their appropriateness given the most recent losses realized and other factors that influence the estimation process. The model assumptions and resulting allowance level are adjusted accordingly as these factors change.

Financial Condition

Average Assets and Liabilities

Average assets in 2004 were $1.11 billion, compared to $678.6 million in 2003. Excluding the Eufaula and Florida Banks, which were acquired in the CommerceSouth, Inc. acquisition in December of 2003, and the assets associated with discontinued operations, average assets increased $9.6 million from 2003 to 2004. Average loans, net in 2004 were $718.3 million or 96.6 percent higher than average loans, net of $365.2 million in 2003. Excluding the Eufaula and Florida Banks, average loans increased $39.0 million. Loan growth was slow during the years 2000 through 2002 in the markets we served; however, there was a significant increase in loan demand beginning in 2003, and the demand continued to accelerate in 2004. We anticipate that strong loan demand will continue through 2005, especially in our metropolitan Montgomery and Alabama and Florida Gulf Coast market areas.

Average deposits of $828.7 million in 2004 were 71.1 percent higher than average deposits of $484.4 million in 2003. Excluding the Eufaula and Florida Banks, average deposits increased $14.9 million. Short-term and long-term borrowings consist of federal funds purchased, Federal Home Loan Bank (“FHLB”) borrowings, a loan from an unrelated commercial bank, overnight repurchase agreements, a note payable to our subsidiary statutory trust issued in connection with our trust preferred offering and deposits in the treasury tax and loan account. We used the $10.0 million loan from the unrelated commercial bank, which is included in long-term debt, to partially fund the acquisition of CommerceSouth, Inc. Our reliance on these funding sources has historically been low; however, we have recently increased our use of these types of borrowings to fund loan growth that has outpaced deposit growth.

Our average equity as a percent of average total assets in 2004 was 10.8 percent, compared to 12.1 percent in 2003. Average equity in 2004 and 2003 included approximately $46.9 million and $4.2 million, respectively, recorded as intangible assets related to acquisitions accounted for as purchases.

Table 1

DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY

(DOLLARS IN THOUSANDS)	2004	2003	2002	2001	2000
Average Assets
Cash and non-interest-bearing deposits	$36,593	$24,418	$21,906	$18,791	$16,749
Interest-bearing deposits	566	52	936	856	590
Federal funds sold	7,276	10,933	17,129	12,180	4,817
Investment securities	160,737	155,690	147,113	125,519	126,899
Loans, net	718,340	365,221	341,496	339,086	324,454
Premises and equipment, net	36,009	13,637	13,177	12,214	11,540
Other real estate owned, net	650	510	116	57	171
Intangible assets	46,885	4,181	3,981	4,079	4,278
Other assets	10,967	4,943	5,379	6,420	8,362
Assets related to discontinued operations	91,656	99,011	85,084	57,179	57,647

Average Total Assets	$1,109,679	$678,596	$636,317	$576,381	$555,507

Average Liabilities and Shareholders’ Equity
Non-interest-bearing demand deposits	$155,441	$87,901	$78,830	$72,593	$69,228
Interest-bearing demand deposits	226,731	134,656	133,480	125,974	123,800
Savings deposits	96,808	35,361	33,381	30,357	30,062
Time deposits	349,685	226,424	220,135	206,595	194,052

Total deposits	828,665	484,342	465,826	435,519	417,142
Short-term borrowings	20,434	8,459	8,100	6,935	9,709
FHLB advances and long-term debt	50,030	12,621	6,000	6,000	6,508
Other liabilities	8,600	4,355	3,151	3,911	3,934
Liabilities related to discontinued operations	82,130	86,683	74,582	50,812	51,610
Shareholders’ equity	119,820	82,136	78,658	73,204	66,604

Average Total Liabilities and Shareholders’ Equity	$1,109,679	$678,596	$636,317	$576,381	$555,507

Loans

Average loan growth was strong in both 2004 and 2003 as economic conditions in our markets began to improve. Our average loan-to-deposit ratio was 87.7 percent in 2004 compared to 76.4 percent in 2003 and 74.4 percent in 2002. Our loan-to-deposit ratio at year-end 2004 rose to 91.7 percent compared to 84.7 percent at year-end 2003 and 73.4 percent at year-end 2002.

Our lending strategy concentrates on originating loans with relatively short maturities or, in the case of loans with longer maturities, with floating rate arrangements when possible. Of our outstanding loans at December 31, 2004, $627.1 million, or 72.6 percent, mature within one year or otherwise price within one year. Maintaining high levels of short-term and variable rate loans in our portfolio is a key component of our interest rate risk management strategy and has been a key contributor to our improving net interest revenue and net interest margin during the recent rising interest rate environment, as discussed more fully under “Results of Operations.”

We offer, through third party arrangements, certain mortgage loan products that we sell to these third parties shortly after origination and that are therefore not retained in our loan portfolio. These products expand our mortgage loan product offerings and have generated significant fee income during the recent periods of lower mortgage rates. These fees have come from first and second home purchases as well as substantial home refinancing volume. As interest rates rise, we expect that mortgage loan refinancing volume will decrease somewhat; however, first and second home purchase volume is expected to remain strong in our Alabama and Florida Gulf Coast markets in the near term.

Table 2 shows the distribution of our loan portfolio by major category at December 31, 2004, and at year-end for each of the previous four years. Table 3 depicts maturities of selected loan categories and the interest rate structure for such loans maturing after one year.

Table 2

DISTRIBUTION OF LOANS BY CATEGORY

(DOLLARS IN THOUSANDS)	DECEMBER 31,
	2004	2003	2002	2001	2000
Commercial, financial, and agricultural	$176,145	$166,447	$105,906	$103,976	$107,437
Real estate – construction	218,845	58,312	24,953	22,592	16,590
Real estate – mortgage	413,620	370,871	174,097	171,674	167,340
Installment	54,936	52,497	47,285	46,341	47,339

Total loans	$863,546	$648,127	$352,241	$344,583	$338,706

Table 3

SELECTED LOANS BY TYPE AND MATURITY

(DOLLARS IN THOUSANDS)	DECEMBER 31, 2004 MATURING
	WITHIN ONE YEAR	AFTER ONE BUT WITHIN FIVE YEARS	AFTER FIVE YEARS	TOTAL
Commercial, financial, and agricultural	$118,518	$51,052	$6,575	$176,145
Real estate – construction	175,515	43,330	0	218,845
Real estate – mortgage	170,949	213,542	29,129	413,620

	$464,982	$307,924	$35,704	$808,610

Loans maturing after one year with:
Fixed interest rates		$170,810	$11,955
Floating interest rates		137,114	23,749

		$307,924	$35,704

Securities

SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” requires that securities be classified into one of three categories: held to maturity, available for sale or trading. Securities classified as held to maturity are stated at amortized cost. Securities are classified as held to maturity if Management has the positive intent, and we have the ability, to hold the securities until they mature. Securities classified as available for sale are stated at fair value. Securities are classified as available for sale if they are to be held for indefinite periods of time, such as securities Management intends to use as part of its asset/liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risks, changes in liquidity needs, the need to increase regulatory capital or other similar factors. At December 31, 2004, all of our securities were in the available for sale category. At December 31, 2004, we held no trading securities or securities classified as held to maturity.

The maturities and weighted average yields of securities available for sale at December 31, 2004, are presented in Table 4 at amortized cost using the average stated contractual maturities. The average stated contractual maturities may differ from the average expected life because of amortized principal payments or because borrowers may have the right to call or prepay obligations. Tax equivalent adjustments, using a 34 percent tax rate, have been made when calculating yields on tax-exempt obligations. Included in other investments are equity securities, primarily FHLB stock in the amount of $3.6 million, which do not mature but are included in the after 10 years category. Mortgage backed securities are shown only in the total as these securities have monthly principal payments.

Table 4

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

DECEMBER 31, 2004 (DOLLARS IN THOUSANDS)	WITHIN ONE YEAR		AFTER ONE BUT WITHIN FIVE YEARS		AFTER FIVE BUT WITHIN TEN YEARS		AFTER TEN YEARS		TOTAL
	AMOUNT	YIELD	AMOUNT	YIELD	AMOUNT	YIELD	AMOUNT	YIELD	AMOUNT	YIELD
Securities available for sale
U.S. Treasury securities	$0	0.00%	$300	4.50%	$0	0.00%	$0	0.00%	$300	4.50%
U.S. Government sponsored enterprises	0	0.00	20,644	3.68	9,993	3.78	4,493	4.04	35,130	3.72
State and political subdivisions	2,039	4.73	12,903	5.36	18,151	6.15	20,181	7.39	53,274	6.37
Other investments	514	1.99	2,573	5.25	0	0.00	6,297	4.96	9,384	4.89
Mortgage backed securities	0	0.00	0	0.00	0	0.00	0	0.00	44,641	4.49

Total securities available for sale	$2,553	4.18%	$36,420	4.39%	$28,144	5.31%	$30,971	6.42%	$142,729	5.04%

Deposits and Short-Term Borrowings

Growth in average deposits was slow in 2002 and 2003, increasing by only 4.0 percent over the two-year period. In 2004 average deposits grew $344.3 million, or 71.1 percent, compared to 2003. The CommerceSouth transaction accounted for $329.4 million, or all but 3.1 percent of the increase in average deposits in 2004, with the remaining increase resulting from growth in the Gulf Coast markets of Alabama. Our deposit mix, on average, has not significantly changed over the past few years. We define core deposits as total deposits less certificates of deposit of $100,000 or more. Core deposits, as a percentage of total deposits, represented 77.6 percent and 78.7 percent at year-end 2004 and 2003 respectively. While our primary deposit taking emphasis focuses on attracting and retaining core deposits from customers who will also use our products and services, Management has recognized that in order to fund loan growth, it is necessary from time to time to pursue non-core funding sources such as large certificates of deposit and other borrowed funds. Access to non-core funding sources is particularly important in periods of very rapid loan growth, such as we experienced during 2004. We expect to continue to use non-core funding sources to augment our core deposit growth in order to meet loan demand in 2005.

Table 5

AVERAGE DEPOSITS

	AVERAGE FOR THE YEAR
	2004		2003		2002
(DOLLARS IN THOUSANDS)	AVERAGE AMOUNT OUTSTANDING	AVERAGE RATE PAID	AVERAGE AMOUNT OUTSTANDING	AVERAGE RATE PAID	AVERAGE AMOUNT OUTSTANDING	AVERAGE RATE PAID
Non-interest bearing demand deposits	$155,441		$87,901		$78,830
Interest bearing demand deposits	226,731.75%		134,656.76%		133,480	1.39%
Savings deposits	96,808	1.07	35,361.77		33,381	1.52
Time deposits	349,685	2.08	226,424	2.34	220,135	3.31

Total average deposits	$828,665		$484,342		$465,826

Table 6 reflects maturities of time deposits of $100,000 or more, including brokered deposits, at December 31, 2004. Deposits of $210.5 million in this category represented 22.4 percent of total deposits at year-end 2004, compared to $162.5 million representing 21.3 percent of total deposits at year-end 2003.

Table 6

MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

	AT DECEMBER 31, 2004
(DOLLARS IN THOUSANDS)	UNDER 3 MONTHS	3-12 MONTHS	OVER 12 MONTHS	TOTAL
	$108,226	$69,327	$32,945	$210,498

Short-term borrowings include three items: (1) federal funds purchased; (2) securities sold under agreements to repurchase, which are overnight transactions with large corporate customers, commonly referred to as “repos”; and (3) other, representing borrowings from the FHLB, the Federal Reserve through its discount operations and U.S. Treasury tax and loan funds on deposit subject to a note payable to the U.S. Treasury Department. We sold federal funds of $8.3 million on average during 2004 while average short-term borrowings were $20.4 million. Management has sought to control the volume of short-term borrowings within certain acceptable limits. While our short-term borrowings have remained within these limits, during 2004, as Table 7 demonstrates, we relied much more than we have historically on short-term borrowings as a funding source to meet rapid loan growth, and we expect that we will continue to rely on short-term borrowings as a loan funding source in the near term.

Table 7

SHORT-TERM BORROWINGS

	2004			2003			2002
(DOLLARS INTHOUSANDS)	MAXIMUM MONTH- END BALANCE	AVERAGE BALANCE DURING YEAR	WEIGHTED AVERAGE INTEREST RATE	MAXIMUM MONTH-END BALANCE	AVERAGE BALANCE DURING YEAR	WEIGHTED AVERAGE INTEREST RATE	MAXIMUM MONTH-END BALANCE	AVERAGE BALANCE DURING YEAR	WEIGHTED AVERAGE INTEREST RATE
Federal funds purchased	$21,986	$11,080	1.90%	$13,905	$941	1.90%	$1,450	$529	2.31%
Securities sold under agreement to repurchase	10,203	6,629	0.68	9,375	6,994	0.51	9,981	6,836	94
Other	11,000	2,725	1.98	9,315	524	1.34	2,814	735	1.87

Total short-term borrowings		$20,434	1.52%		$8,459	0.72%		$8,100	1.10%

FHLB Advances and Long-term Debt

We use FHLB advances as an alternative to other funding sources with similar maturities. We favor FHLB advances as a funding source because they are flexible, allowing us to quickly obtain funding with the mix of maturities and rates that best suits our overall asset/liability management strategy. Our FHLB advances totaled $30.5 million at December 31, 2004, an increase of $10.0 million from December 31, 2003. We used our long-term FHLB advances primarily to fund loan originations.

Of our outstanding FHLB advances at December 31, 2004, $20.5 million had fixed interest rates and one $10.0 million advance had a variable interest rate that reprices quarterly. Note 11 to the consolidated financial statements included in this report sets forth additional information relating to outstanding balances, scheduled maturities and rates of our FHLB advances.

In 2003, we increased our long-term borrowings by issuing a note payable to our wholly owned statutory trust subsidiary, BancTrust Capital Trust I (the “Trust”), which the Trust purchased by selling $18.0 million of trust preferred securities to investors. The note payable matures in December 2033. We pay interest on the note to the Trust, and the Trust pays distributions on trust preferred securities, quarterly on the last day of March, June, September, and December. The interest rate we and the Trust pay is reset quarterly at Three-Month LIBOR plus 290 basis points. We used the proceeds from the note payable to finance a portion of the purchase price for CommerceSouth, Inc. We do not have the option to repay any amounts of the note payable until December 2008.

Other long-term debt as of December 31, 2004 also includes a $10 million loan from an unrelated bank to the Company. This loan was incurred in January of 2004 to finance a portion of the purchase price for CommerceSouth, Inc. The loan is secured by a portion of BancTrust’s stock in the Mobile Bank. This loan matures in 2009 and requires monthly interest payments at a floating rate of interest, reset, monthly of LIBOR plus 1.10 percent. The Company has the option to repay any part of the principal of the loan at any time without penalty. This loan does not require us to make principal payments until December 31, 2006, at which time the remaining principal must be amortized over the remaining life of the loan.

Asset/Liability Management

The purpose of asset/liability management is to maximize return while minimizing risk. Maximizing return means achieving or exceeding our profitability and growth goals. Minimizing risk means managing four key risk factors: (1) liquidity; (2) interest rate sensitivity; (3) capital adequacy; and (4) asset quality. Our asset/liability management involves a comprehensive approach to Statement of Condition management that meets the risk and return criteria established by Management and the Board of Directors. Management has not used derivative financial instruments as part of the asset/liability management process.

Our primary market risk is our exposure to interest rate changes. Interest rate risk management strategies are designed to optimize net interest income while minimizing the effects of changes in market rates of interest on operating results and asset and liability fair values. A key component of our interest rate risk management strategy is to manage and match the maturity and repricing characteristics of our assets and liabilities.

We use modeling techniques to simulate the effects various changes in market rates of interest would have on our interest income and on the fair values of our assets and liabilities. Important elements that affect the risk profile of our Statement of Condition in interest rate risk modeling include the mix of floating versus fixed rate assets and liabilities, and the scheduled, as well as expected, repricing and maturing volumes and rates of assets and liabilities. Under a scenario simulating a hypothetical 100 basis point rate increase applied to all interest earning assets and interest bearing liabilities, we would expect a net increase in net interest income of $2.4 million for the year following the rate increase. Under a scenario simulating a hypothetical 100 basis point decrease, we would expect a net decrease in net interest income of $5.1 million for the year following the rate decrease. These hypothetical examples are not a precise indicator of future events or of the actual effects such rate increases or decreases would actually have on our financial condition and operating results. Instead, they are reasonable estimates of the results anticipated if the assumptions used in the modeling techniques were to occur.

Liquidity

Liquidity represents the ability of a bank to meet loan commitments as well as deposit withdrawals. Liquidity is derived from both the asset side and the liability side of the Statement of Condition. On the asset side, liquidity is provided by marketable investment securities, maturing loans, federal funds sold and cash and cash equivalents. On the liability side, liquidity is provided by a stable base of core deposits. In addition to our ability to meet liquidity demands through current assets and liabilities, we have available, if needed, federal funds lines of credit and FHLB lines of credit. Our Asset/Liability Committee, which consists of certain members of Management and the Board of Directors, monitors our liquidity position and formulates and implements corrective measures in the event certain liquidity parameters are exceeded.

Contractual Obligations and Off Balance Sheet Arrangements

Tables 8 and 9 present information about our contractual obligations, which by their terms are not short-term, and off balance sheet arrangements at December 31, 2004.

Table 8

CONTRACTUAL OBLIGATIONS

(DOLLARS IN THOUSANDS)	LESS THAN ONE YEAR	ONE YEAR TO THREE YEARS	THREE YEARS TO FIVE YEARS	OVER FIVE YEARS	TOTAL
FHLB advances and long-term debt (1)	$8,500	$10,000	$22,000	$18,000	$58,500
Operating leases	266	591	429	382	1,668
Certificates of deposit	321,355	66,387	8,361	647	396,750

Total	$330,121	$76,978	$30,790	$19,029	$456,918

(1)	Refer to Note 11 in the consolidated financial statements, “ Federal Home Loan Bank Advances and Long-Term Debt” for additional information about these obligations, including certain redemption features.

Table 9

OFF BALANCE SHEET ARRANGEMENTS

(DOLLARS IN THOUSANDS)	ONE YEAR OR LESS	OVER ONE YEAR THROUGH FIVE YEARS	OVER FIVE YEARS	TOTAL
Lines of credit – unused	$144,504	$18,878	$2,409	$165,791
Standby letters of credit	26,721	4,621	0	31,342

Total	$171,225	$23,499	$2,409	$197,133

Interest Rate Sensitivity

By monitoring our interest rate sensitivity, Management attempts to maintain a desired balance between the growth of net interest revenue and the risks that might result from significant changes in interest rates in the market. One tool for measurement of this risk is gap analysis, whereby the repricing of assets and liabilities is compared within certain time categories. By identifying mismatches in repricing opportunities within a time category, we can identify interest rate risk. The interest sensitivity analysis presented in Table 10 is based on this type of gap analysis, which assumes that rates earned on interest-earning-assets and rates paid on interest-bearing liabilities will move simultaneously in the same direction and to the same extent. However, the rates associated with these assets and liabilities typically change at different times and in varying amounts.

Changes in the composition of interest-earning assets and interest-bearing liabilities can increase or decrease net interest revenue without affecting interest rate sensitivity. The interest rate spread between assets and their corresponding liabilities can be significantly changed while the repricing interval for both remains unchanged, thus impacting net interest revenue. Over a period of time, net interest revenue can increase or decrease if one side of the Statement of Condition reprices before the other side. An interest sensitivity ratio of 1.0 (earning assets divided by interest bearing liabilities), which represents a matched interest rate sensitive position, does not guarantee maximum net interest revenue. Before making adjustments to earning assets, Management must evaluate several factors, including the general direction of interest rates, in order to determine the type of investment and the maturity needed to maximize net interest revenue while minimizing interest rate risk. Management may, from time to time, accept calculated risks associated with interest sensitivity in an attempt to maximize net interest revenue. We do not currently use derivative financial instruments to manage interest rate sensitivity.

At December 31, 2004, our three-month gap position, (interest-earning assets divided by interest-bearing liabilities), was 119 percent and our twelve-month cumulative gap position was 104 percent. Both positions were within the range established by Management as acceptable. Our three-month gap position indicates that, in a period of rising interest rates, each $1.19 of interest-earning assets that reprice upward during the three months would be accompanied by $1.00 in interest-bearing liabilities repricing upward during the same period. Thus, under this scenario, net interest revenue could be expected to increase during the three-month period of rising rates, as interest income increases would exceed increases in interest expense. Likewise, our twelve-month gap position indicates that each $1.04 of interest-earning assets that reprices upward during such period would be accompanied by upward repricing of $1.00 in interest bearing liabilities resulting in an increase in net interest revenue. In a period of falling rates, the opposite effect might occur. While certain categories of liabilities are contractually tied to interest rate movements, most, including deposits, are subject only to competitive pressures and do not necessarily reprice directly with changes in market rates. Management has some flexibility when adjusting rates on these products. Therefore, the repricing of assets and liabilities would not necessarily take place at the same time and in the same amounts.

The following table summarizes our interest-sensitive assets and liabilities as of December 31, 2004. Adjustable rate loans are included in the period in which their interest rates are scheduled to adjust. Fixed rate loans are included in the periods in which they are anticipated to be repaid based on scheduled maturities. Investment securities are included in the period in which they are scheduled to mature. Certificates of deposit are presented according to contractual maturity dates.

Table 10

INTEREST SENSITIVITY ANALYSIS

(DOLLARS IN THOUSANDS)	DECEMBER 31, 2004 INTEREST RATE SENSITIVE WITHIN (CUMULATIVE)			NON-INTEREST RATE SENSITIVE WITHIN 5 YEARS
	3 MONTHS	3-12 MONTHS	1-5 YEARS		TOTAL
Interest- Earning Assets
Loans (1)	$542,252	$627,060	$847,999	$15,547	$863,546
Unearned income				(1,339)	(1,339)
Less allowance for loan losses				(9,608)	(9,608)

Net loans	542,252	627,060	847,999	4,600	852,599
Investment securities	2,541	5,848	49,061	95,033	144,094
Federal funds sold	6,000	6,000	6,000		6,000
Interest- bearing deposits in other financial institutions	414	414	414		414

Total interest-earning assets	$551,207	$639,322	$903,474	$99,633	$1,003,107

Interest-Bearing Liabilities
Non-interest-bearing deposits				$178,233	$178,233
Interest-bearing demand deposits	$239,135	$239,135	$239,135		239,135
Savings deposits (2)				125,840	125,840
Large denomination time deposits	108,226	177,553	210,498		210,498
Other time deposits	63,810	143,802	185,605	647	186,252
Short-term borrowings	14,114	14,114	14,114		14,114
FHLB advances and long-term debt	38,000	40,000	58,500		58,500

Total interest-bearing liabilities	$463,285	$614,604	$707,852	$304,720	$1,012,572

Interest rate sensitivity gap	$87,922	$24,718	$195,622
Interest-earning assets/interest-bearing liabilities	1.19	1.04	1.28
Interest rate sensitivity gap/interest-earning assets	.16	.04	.22

(1)	Non-accrual loans are included in the “Non-Interest Rate Sensitive Within 5 Years” category.
(2)	Certain types of savings accounts are included in the “Non-Interest Rate Sensitive Within 5 Years” category. In Management’s opinion, these liabilities do not reprice in the same proportions as interest rate-sensitive assets, as they are not responsive to general interest rate changes in the economy.

Capital Resources

Tangible shareholders’ equity (shareholders’ equity less goodwill, other intangible assets and accumulated other comprehensive income) was $74.8 million at December 31, 2004, compared to $65.5 million at December 31, 2003. At year-end 2004, our Tier I capital ratio decreased to 9.46 percent from 10.25 percent at year-end 2003. The decrease was due in part to the fact that risk-weighted assets from year-end 2003 to year-end 2004 increased by 20.5 percent, whereas total capital grew by only 11.7 percent. In December 2003, we formed a wholly-owned statutory trust subsidiary (the “Trust”). The Trust issued $18.0 million of trust preferred securities guaranteed by BancTrust on a junior subordinated basis. We obtained the proceeds from the Trust’s sale of trust preferred securities by issuing junior subordinated debentures to the Trust, and used the proceeds to partially finance the purchase price of CommerceSouth, Inc. Under revised Interpretation No. 46 (“FIN 46R”) recently promulgated by Financial Accounting Standards Board (“FASB”), the Trust must be deconsolidated with us for accounting purposes. As a result of this accounting pronouncement, the Federal Reserve Board recently adopted changes to its capital rules with respect to the regulatory capital treatment afforded to trust preferred securities. The Federal Reserve Board’s new rules permit qualified trust preferred securities and other restricted capital elements to be included as Tier I capital up to 25% of core capital, net of goodwill and intangibles. We believe that our trust preferred securities qualify under these revised regulatory capital rules and expect that we will continue to treat our $18.0 million of trust preferred securities as Tier I capital. For regulatory purposes, the trust preferred securities are added to our tangible common shareholders’ equity to calculate Tier I capital.

Our leverage ratio, defined as tangible shareholders’ equity divided by quarterly average assets, was 8.28 percent at year-end 2004 compared to 13.19 percent at December 31, 2003. This decrease is a function of the growth in total assets. The Federal Reserve and the FDIC require bank holding companies and banks to maintain certain minimum levels of capital as defined by risk-based capital guidelines. These guidelines consider risk factors associated with various components of assets, both on and off the Statement of Condition. Under these guidelines, capital is measured in two tiers, and these capital tiers are used in conjunction with “risk-based” assets in determining “risk-based” capital ratios. Our capital ratios expressed as a percentage of total risk-adjusted assets, for Tier I and Total Capital were 9.46 percent and 10.49 percent, respectively, at December 31, 2004. We exceeded the minimum risk-based capital guidelines at December 31, 2004, 2003, and 2002. The minimum guidelines are shown on Table 11. ( See Management’s Discussion and Analysis - Capital Adequacy, - and Note 15 of Notes to Consolidated Financial Statements).

Table 11

RISK-BASED CAPITAL

(DOLLARS IN THOUSANDS)	DECEMBER 31,
	2004	2003	2002
Tier I capital –
Tangible common shareholders’ equity	$74,815	$65,546	$71,977
Debt related to issuance of trust preferred securities	18,000	18,000	0

Total Tier I capital	$92,815	$83,546	$71,977

Tier II capital –
Allowable portion of the allowance for loan losses	10,117	8,607	5,451

Total capital (Tier I and Tier II)	$102,932	$92,153	$77,428

Risk-adjusted assets	$981,643	$814,843	$483,916
Quarterly average assets	1,121,447	633,606	658,953
Risk-based capital ratios:
Tier I capital	9.46%	10.25%	14.87%
Total capital (Tier I and Tier II)	10.49%	11.31%	16.00%
Minimum risk-based capital guidelines:
Tier I capital	4.00%	4.00%	4.00%
Total capital (Tier I and Tier II)	8.00%	8.00%	8.00%
Tier I leverage ratio	8.28%	13.19%	10.92%

Results of Operations

Net Interest Revenue

Net interest revenue, the difference between amounts earned on assets and the amounts paid on interest-bearing liabilities, is the most significant component of earnings for a financial institution. Changes in interest rates, changes in the volume of assets and liabilities, and changes in the asset/liability mix are the major factors that influence net interest revenue. Presented in Table 12 is an analysis of net interest revenue, weighted average yields on interest-earning assets and weighted average rates paid on interest-bearing liabilities for the past three years.

Net yield on interest-earning assets is net interest revenue, on a tax equivalent basis, divided by total interest-earning assets. This ratio is a measure of our effectiveness in pricing interest-earning assets and funding them with both interest-bearing and non-interest-bearing liabilities. Our net yield in 2004, on a tax equivalent basis, increased 28 basis points to 4.47 percent compared to 4.19 percent in 2003. After a rapid decline that began in 2001, interest rates stabilized in 2003, as did our net yield on interest earning assets. As market interest rates began to rise in mid-2004, our net yield also began to increase. Added to the positive effect of rising market rates of interest on our net interest margin was a large increase in our loan volume. We expect market interest rates and our loan volume to continue to rise in 2005, and Management expects that we will continue to benefit from a favorable net interest margin in the near term. However, if our loan originations continue to significantly outpace our deposit growth in 2005, we may be required to more aggressively price deposits in order to avoid even greater dependence on brokered deposits and borrowings to fund loans. Increasing the interest rates we pay on deposits could have a negative effect on our net interest margin.

Table 12

NET INTEREST REVENUE

	2004			2003			2002
(DOLLARS IN THOUSANDS)	AVERAGE AMOUNT OUTSTANDING	AVERAGE RATE	INTEREST EARNED/ PAID	AVERAGE AMOUNT OUTSTANDING	AVERAGE RATE	INTEREST EARNED/ PAID	AVERAGE AMOUNT OUTSTANDING	AVERAGE RATE	INTEREST EARNED/ PAID
Interest-Earning Assets
Taxable securities	$101,236	4.01%	$4,055	$106,132	3.84%	$4,073	$100,426	5.27%	$5,288
Non-taxable securities	59,501	4.05	2,411	49,558	4.62	2,289	46,687	4.86	2,271

Total securities	160,737	4.02	6,466	155,690	4.09	6,362	147,113	5.14	7,559
Loans(1)	726,791	6.10	44,365	370,004	5.95	22,011	346,472	6.62	22,950
Federal funds sold	7,276	1.04	76	10,933	1.00	109	17,129	1.59	272
Interest Bearing Deposits	566	1.06	6	52	1.92	1	936	3.53	33

Total interest-earning assets	895,370	5.69	50,913	536,679	5.31	28,483	511,650	6.02	30,814

Non-interest-earning assets
Cash and due from banks	36,593			24,418			21,906
Premises and equipment, net	36,009			13,637			13,177
Other real estate	650			510			116
Other assets	10,967			4,943			5,379
Goodwill and other intangible assets	46,885			4,181			3,981
Assets of discontinued operations	91,656			99,011			85,084
Allowance for loan losses	(8,451)			(4,783)			(4,976)

Total	$1,109,679			$678,596			$636,317

Interest-bearing Liabilities
Interest-bearing demand and savings deposits	$323,539	0.84%	$2,730	$170,017	0.76%	$1,300	$166,861	1.42%	$2,367
Time deposits	349,685	2.08	7,257	226,424	2.34	5,296	220,135	3.31	7,285
Short-term borrowings	20,434	1.52	311	8,459	0.72	61	8,100	1.10	89
FHLB advances and long-term debt	50,030	3.26	1,630	12,621	2.82	356	6,000	5.50	330

Total interest-bearing liabilities	743,688	1.60	11,928	417,521	1.68	7,013	401,096	2.51	10,071

Non-interest-bearing liabilities
Demand deposits	155,441			87,901			78,830
Liabilities of discontinued operations	82,130			86,683			74,582
Other	8,600			4,355			3,151

	246,171			178,939			156,563

Shareholders’ equity	119,820			82,136			78,658

Total	$1,109,679			$678,596			$636,317

Net Interest Revenue		4.09%	$38,985		3.63%	$21,470		3.51%	$20,743

Net yield on interest-earning assets		4.35%			4.00%			4.05%
Tax equivalent adjustment		0.12			.19			0.20

Net yield on interest-earning assets (tax equivalent)		4.47%			4.19%			4.25%

(1)	Loans classified as non-accrual are included in the average volume classification. Loan fees of $2,606, $838 and $774 for the years ended 2004, 2003, and 2002, respectively, are included in the interest amounts for loans.

Table 13 reflects the changes in our sources of taxable-equivalent interest income and expense between 2004 and 2003 and between 2003 and 2002. The variances resulting from changes in interest rates and the variances resulting from changes in volume are shown.

Tax-equivalent net interest revenue in 2004 was $17.6 million higher than in 2003. Total interest revenue increased by $22.5 million, while total interest expense increased $4.9 million. Both total interest revenue and total interest expense increased almost entirely due to volume, a result of the growth we experienced during 2004, especially in loan volume.

Tax-equivalent net interest revenue in 2003 was $735 thousand higher than in 2002. Total interest revenue decreased by $2.3 million, which was more than offset by the decrease in total interest expense of $3.1 million. Both total interest revenue and total interest expense decreased due to rate, as a result of interest-earning assets and interest-bearing liabilities continuing to reprice downward due to the general lowering of market rates of interest that began in 2001.

Table 13

ANALYSIS OF TAXABLE-EQUIVALENT INTEREST INCREASES (DECREASES)

	2004 CHANGE FROM 2003			2003 CHANGE FROM 2002
		Increase (Decrease) Due to(1)			Increase (Decrease) Due to(1)
(DOLLARS IN THOUSANDS)	TOTAL CHANGE	VOLUME	RATE	TOTAL CHANGE	VOLUME	RATE
Interest-Earning Revenue:
Taxable securities	$(18)	$(192)	$174	$(1,215)	$229	$(1,444)
Non-taxable securities	177	629	(452)	26	198	(172)

Total securities	159	437	(278)	(1,189)	427	(1,616)
Loans	22,354	21,252	1,102	(939)	1,457	(2,396)
Federal funds sold	(33)	(37)	4	(163)	(80)	(83)
Deposits	5	8	(3)	(32)	(31)	(1)

Total	22,485	21,660	825	(2,323)	1,773	(4,096)

Interest-Bearing Expense:
Interest-bearing demand and savings deposits	1,430	1,194	236	(1,067)	25	(1,092)
Other time deposits	1,961	2,797	(836)	(1,989)	151	(2,140)
Short-term borrowing	250	132	118	(28)	3	(31)
FHLB advances and long-term debt	1,274	1,080	194	26	250	(224)

Total	4,915	5,203	(288)	(3,058)	429	(3,487)

Net interest revenue	$17,570	$16,457	$1,113	$735	$1,344	$(609)

(1)	The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the change in each.

Provision for Loan Losses and Allowance for Loan Losses

The provision for loan losses is the charge to earnings that is added to the allowance for loan losses in order to maintain the allowance at a level that is adequate to absorb inherent losses in our loan portfolio. Management reviews the adequacy of the allowance for loan losses on a continuous basis by assessing the quality of the loan portfolio and adjusting the allowance when appropriate. Loan review procedures are in place to ensure that potential problem loans are identified. The procedures Management follows include a continuous review of the portfolios by our loan review department.

Management’s evaluation of each loan includes a review of the financial condition and capacity of the borrower, the value of the collateral, current economic trends, historical losses, work-out and collection arrangements, and possible concentrations of credit. The loan review process also includes an evaluation of credit quality within the mortgage and installment loan portfolios. In establishing the allowance, loss percentages are applied to groups of loans with similar risk characteristics. These loss percentages are determined by historical experience, portfolio mix, and other economic factors. Each quarter this review is quantified in a report, prepared by loan review officers, and delivered to Management which uses the report to determine whether any adjustments to the allowance for loan losses are appropriate. Management submits these quarterly reports to BancTrust’s Board of Directors. The amount of the allowance is affected by (i) loan charge-offs, which decrease the allowance; (ii) recoveries on loans previously charged-off, which increase the allowance; and (iii) the provisions for loan losses charged to income, which increase the allowance.

Table 14 sets forth certain information with respect to our average loans, allowance for loan losses, charge-offs and recoveries for the five years-ended December 31, 2004.

Table 14

SUMMARY OF LOAN LOSS EXPERIENCE

	YEAR-ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)	2004	2003	2002	2001	2000
Allowance for loan losses –
Balance at beginning of year	$7,786	$4,898	$4,872	$4,074	$3,710
Balance of acquired banks	0	3,424	0	0	0
Charge-offs
Commercial, financial and agricultural	1,254	1,904	331	394	595
Real estate – construction	0	0	0	0	0
Real estate – mortgage	568	102	77	4	213
Installment	497	626	563	677	352

Total charge-offs	2,319	2,632	971	1,075	1,160

Recoveries
Commercial, financial and agricultural	63	37	30	43	317
Real estate – construction	0	0	0	0	0
Real estate – mortgage	16	19	9	36	118
Installment	165	199	198	211	153

Total recoveries	244	255	237	290	588

Net charge-offs	2,075	2,377	734	785	572

Provision charged to operating expense	3,897	1,841	760	1,583	936

Allowance for loan losses – balance at end of year	$9,608	$7,786	$4,898	$4,872	$4,074

Loans at end of year, net of unearned income	$862,207	$647,379	$352,112	$344,463	$338,545
Ratio of ending allowance to ending loans	1.11%	1.20%	1.39%	1.41%	1.20%
Average loans, net of unearned income	$726,791	$370,004	$346,472	$343,345	$328,379
Non-performing loans from continuing operations	$2,947	$3,553	$3,914	$1,390	$1,427
Ratio of net charge-offs to average loans	.29%	.64%	.21%	.23%	.17%
Ratio of ending allowance to total non-performing loans	326.03%	219.14%	125.14%	350.50%	285.49%

Net charge-offs decreased to $2.1 million in 2004 compared to $2.4 million in 2003. The allowance for loan losses as a percentage of loans was 1.11 percent at December 31, 2004, and 1.20 percent at December 31, 2003. Management believes the decrease in our ratio of allowance for loan losses to total loans from 2003 to 2004 is acceptable because of improved asset quality as evidenced by the improvement in (1) the ratio of non-performing loans to loans (see Table 16); (2) the ratio of non-performing assets to loans and other real estate owned (see Table 16); (3) the ratio of the allowance for loan losses to non-performing loans (see Table 14); (4) the decrease in loans about which Management has reservations as a percentage of loans ;and (5) an improving economy. The changes in the allocation of the allowance for loan losses (see table 15) from 2003 to 2004 are primarily attributable to the changes in our loan portfolio mix (see table 2). Loan charge-offs, changes in risk grades and adjustments to allocations on individual loans also affected the allocation of the allowance for loan losses. Management reviews the adequacy of the allowance for loan losses on a continuous basis by assessing the quality of the loan portfolio, including non-performing loans, and adjusts the allowance when appropriate. Management believes the current methodology used to determine the required level of reserves is adequate, and considered the allowance adequate at December 31, 2004.

Table 15

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	2004		2003		2002		2001		2000
(DOLLARS IN THOUSANDS)	ALLOWANCE ALLOCATION	PERCEN- TAGE OF LOANS IN EACH CATEGORY TO TOTAL LOANS	ALLOWANCE ALLOCATION	PERCEN- TAGE OF LOANS IN EACH CATEGORY TO TOTAL LOANS	ALLOWANCE ALLOCATION	PERCEN- TAGE OF LOANS IN EACH CATEGORY TO TOTAL LOANS	ALLOWANCE ALLOCATION	PERCEN- TAGE OF LOANS IN EACH CATEGORY TO TOTAL LOANS	ALLOWANCE ALLOCATION	PERCEN- TAGE OF LOANS IN EACH CATEGORY TO TOTAL LOANS
Commercial, financial & agricultural	$5,709	56.78%	$5,466	57.32%	$3,139	58.94%	$2,420	54.52%	$1,794	53.55%
Real estate	3,295	36.85	1,675	34.59	1,035	27.63	1,660	32.04	1,437	32.48
Installment	604	6.37	645	8.09	724	13.43	792	13.44	843	13.97

Total	$9,608	100.00%	$7,786	100.00%	$4,898	100.00%	$4,872	100.00%	$4,074	100.00%

Non-Performing Assets

Non-performing assets include accruing loans 90 days or more past due, loans on non-accrual, renegotiated loans and other real estate owned. Commercial, business and installment loans are classified as non-accrual by Management upon the earlier of: (i) a determination that collection of interest is doubtful; or (ii) the time at which such loans become 90 days past due unless collateral or other circumstances reasonably assure full collection of principal and interest.

Table 16 sets forth certain information with respect to accruing loans 90 days or more past due, loans on non-accrual, renegotiated loans and other real estate owned, all with respect to continuing operations.

Non-performing loans of continuing operations were $2.9 million at year-end 2004 compared to $3.6 million at year-end 2003. Accruing loans 90 days or more past due decreased by $13 thousand from 2003 to 2004. Loans on non-accrual decreased by $565 thousand . As of December 31, 2004, renegotiated loans consisted of a single large loan that is performing as scheduled.

Total non-performing assets as a percentage of loans and other real estate owned of continuing operations at year-end 2004 was 0.42 percent compared to 0.71 percent at year-end 2003 and 1.14 percent at year-end 2002.

Table 16

SUMMARY OF NON-PERFORMING ASSETS OF CONTINUING OPERATIONS

(DOLLARS IN THOUSANDS)	DECEMBER 31,
	2004	2003	2002	2001	2000
Accruing loans 90 days or more past due	$51	$64	$21	$926	$214
Loans on non-accrual	1,924	2,489	2,867	464	1,213
Renegotiated loans	972	1,000	1,026	0	0

Total non-performing loans	2,947	3,553	3,914	1,390	1,427
Other real estate owned	664	1,055	112	83	103

Total non-performing assets	$3,611	$4,608	$4,026	$1,473	$1,530

Loans 90 days or more past due as a percentage of loans	0.01%	0.01%	0.01%	0.27%	0.06%
Total non-performing loans as a percentage of loans	0.34%	0.55%	1.11%	0.40%	0.42%
Total non-performing assets as a percentage of loans and other real estate owned	0.42%	0.71%	1.14%	0.43%	0.45%

Details of Non-Accrual Loans

The impact of non-accrual loans on interest income over the past three years is shown in Table 17. Not included in the table are loans totaling $4.9 million at December 31, 2004 as to which Management had reservations about the ability of the borrowers to comply with present repayment terms. These credits were considered in determining the adequacy of the allowance for loan losses and, while current, are regularly monitored for changes within a particular industry or general economic trends which could cause the borrowers significant financial difficulties. Any loans, other than those described earlier in this paragraph, which are classified for regulatory purposes as loss, doubtful, substandard or special mention, and which are not included as non-performing loans, do not (i) represent or result from trends or uncertainties which Management reasonably expects will materially impact future operating results; or (ii) represent material credits about which Management is aware of any information which causes Management to have serious doubts as to the ability of such borrower to comply with the loan repayment terms.

Table 17

DETAILS OF NON-ACCRUAL LOANS

(DOLLARS IN THOUSANDS)	2004	2003	2002	2001	2000
Principal balance at December 31,	$1,924	$2,489	$2,867	$464	$1,213
Interest that would have been recorded under original terms for the years-ended December 31,	$145	$111	$139	$70	$90
Interest actually recorded in the financial statements for the years-ended December 31,	$69	$30	$20	$11	$48

Non-Interest Revenue and Non-Interest Expense

Non-interest revenue was $10.5 million in 2004, compared to $7.1 million in 2003, an increase of 48.5 percent. Excluding the Eufaula and Florida Banks, securities gains, net and the gain on the sale of our credit card portfolio, non-interest revenue decreased $492 thousand, or 7.9 percent, due primarily to the decrease of $430 thousand in mortgage loan processing fees. Despite the decrease from 2003, mortgage fee income was a significant source of non-interest revenue in 2004, accounting for $1.9 million. Trust revenue of $1.8 million was our second-largest single source of non-interest revenue in 2004. These two sources accounted for approximately 34.8 percent of our total non-interest revenue in 2004. The low interest rate environment that has existed for several years, combined with the fact that our branch network extends across high growth markets along the Gulf Coast counties of Alabama and Florida, has presented an opportunity to increase fee revenue in the mortgage area. While refinancing activity has slowed recently, new purchases of homes and condominiums remains strong in our markets and continues to offer significant opportunities for us to generate fee income associated with mortgage loan originations. Management intends to continue to pursue this and additional opportunities to increase non-interest revenue.

Securities gains, net, increased to $625 thousand in 2004 from $360 thousand in 2003. In making the decision to sell securities, Management considers the likelihood of these securities being called, the current types and rates of bonds available for reinvestment and the need to fund loan growth. In 2003, we decided to outsource our credit card operations. The sale of our credit card portfolio resulted in a one-time gain of $460 thousand.

Table 18

NON-INTEREST REVENUE

(DOLLARS IN THOUSANDS)	YEAR-ENDED DECEMBER 31,
	2004	2003	2002
Non-Interest Revenue:
Service charges on deposit accounts	$4,440	$2,628	$2,544
Trust revenue	1,756	1,716	1,898
Securities gains, net	625	360	783
Gain on sale of credit card portfolio		460
Other income, charges and fees	3,696	1,918	1,429

Total	$10,517	$7,082	$6,654

One measure of performance in the banking industry is the efficiency ratio, calculated as non-interest expense divided by net interest revenue (tax adjusted) plus non-interest revenue. A lower efficiency ratio indicates a more efficient company. The ratio can be lowered by increasing revenue or by decreasing expenses. Our efficiency ratio in 2004 was 62.8 percent compared to 63.9 percent in 2003. The increase in the net interest margin in 2004 was the primary contributor to the decrease in our efficiency ratio compared to 2003. Included in the efficiency ratio calculation in 2004 was $749 thousand in intangible amortization expense compared to $0 in 2003.

Non-interest expense increased 68.3 percent in 2004 compared to 2003. Excluding the Eufaula and Florida Banks, non-interest expense increased 1.7 percent. Salaries and pensions and other employee benefits costs, the largest non-interest expense category, increased 61.1 percent in 2004. Excluding the Eufaula and Florida Banks, salaries and pensions and other employee benefits costs increased 5.7 percent. Higher pension plan and benefit costs and the addition of new personnel needed following our expansion during 2004 caused most of the increase. Net occupancy expenses increased 73.6 percent in 2004 and resulted primarily from the CommerceSouth, Inc. purchase. Similarly, our acquisition of CommerceSouth, Inc. was the primary contributor to the 70.0 percent increase in our furniture and equipment expense in 2004. Our goodwill is not amortized under the provisions of SFAS No. 142, and as a result, no goodwill amortization expense was recorded in 2004, 2003 or 2002. Other operating expenses in 2004 increased $3.4 million, or 64.7 percent, from 2003. Excluding the Eufaula and Florida Banks, other operating expense decreased 7.2 percent. In 2004, we consolidated two of our Banks into the Mobile Bank which eliminated duplicative operations in several areas, and reduced personnel and other operational costs.

Table 19

NON-INTEREST EXPENSE

(IN THOUSANDS)	YEAR-ENDED DECEMBER 31,
	2004	2003	2002
Non-Interest Expense:
Salaries	$12,406	$8,618	$7,571
Pension and other employee benefits	4,990	2,182	2,066
Furniture and equipment expense	2,616	1,472	1,488
Net occupancy expense	2,358	1,358	1,235
Intangible amortization	749	0	0
Other expense	8,668	5,262	5,003

Total	$31,787	$18,892	$17,363

Income Taxes

Income tax expense from continuing operations was $3.9 million in 2004, compared to $2.2 million in 2003, and $2.7 million in 2002. Our effective combined tax rate was 28.2 percent in 2004, compared to 27.7 percent in 2003 and 29.2 percent in 2002. Income tax expense from discontinued operations was $1.8 million in 2004, compared to $313 thousand in 2003, and $332 thousand in 2002.

Inflation and Other Issues

Because our assets and liabilities are primarily monetary in nature, the effect of inflation on our assets is less significant compared to most commercial and industrial companies. However, inflation does have an impact on the growth of total assets in the banking industry and the resulting need to increase capital at higher than normal rates in order to maintain an appropriate equity-to-assets ratio. Inflation also has a significant effect on other expenses, which tend to rise during periods of general inflation. Notwithstanding these effects of inflation, Management believes, our financial results are influenced more by Management’s ability to react to changes in interest rates than by inflation.

Except as discussed in this Management’s Discussion and Analysis, Management is not aware of trends, events, or uncertainties that will have or that are reasonably likely to have a material adverse effect on the liquidity, capital resources or operations of the Company. Management is not aware of any current recommendations by regulatory authorities which, if they were implemented, would have such an effect.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	2004
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)	FIRST	SECOND	THIRD	FOURTH	TOTAL
Interest revenue	$11,681	$11,758	$12,808	$14,666	$50,913
Interest expense	2,762	2,726	2,957	3,483	11,928

Net interest revenue	8,919	9,032	9,851	11,183	38,985
Provision for loan losses	368	558	1,238	1,733	3,897
Non-interest revenue	2,490	2,811	2,729	2,487	10,517
Non-interest expense	7,855	7,894	7,889	8,149	31,787

Income from continuing operations before income taxes	3,186	3,391	3,453	3,788	13,818
Income tax expense	841	1,049	1,096	916	3,902

Income from continuing operations	2,345	2,342	2,357	2,872	9,916

Income from discontinued operations before income taxes	356	388	710	230	1,684
Gain on sale of discontinued operations before income taxes	0	0	0	1,484	1,484

Total income from discontinued operations	356	388	710	1,714	3,168
Income taxes	246	135	261	1,141	1,783

Income from discontinued operations	110	253	449	573	1,385

Net income	$2,455	$2,595	$2,806	$3,445	$11,301

Basic income per share from continuing operations	$.21	$.22	$.21	$.26	$.90

Basic income per share from discontinued operations	$.01	$.02	$.04	$.06	$.13

Diluted income per share from continuing operations	$.21	$.22	$.21	$.26	$.90

Diluted income per share from discontinued operations	$.01	$.02	$.04	$.05	$.12

Basic net income per share	$.22	$.24	$.25	$.32	$1.03

Diluted net income per share	$.22	$.24	$.25	$.31	$1.02

	2003
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)	FIRST	SECOND	THIRD	FOURTH	TOTAL
Interest revenue	$7,271	$7,244	$7,024	$6,944	$28,483
Interest expense	2,010	1,857	1,620	1,526	7,013

Net interest revenue	5,261	5,387	5,404	5,418	21,470
Provision for loan losses	248	609	207	777	1,841
Non-interest revenue	1,887	2,220	1,591	1,384	7,082
Non-interest expense	4,635	4,682	4,849	4,726	18,892

Income from continuing operations before income tax	2,265	2,316	1,939	1,299	7,819
Income tax expense	648	693	534	291	2,166

Income from continuing operations	1,617	1,623	1,405	1,008	5,653

Income from discontinued operations before income taxes	141	343	298	200	982
Income taxes	39	115	98	61	313

Income from discontinued operations	102	228	200	139	669

Net income	$1,719	$1,851	$1,605	$1,147	$6,322

Basic income per share from continuing operations	$.19	$.18	$.16	$.11	$.64

Basic income per share from discontinued operations	$.01	$.03	$.02	$.02	$.08

Diluted income per share from continuing operations	$.19	$.18	$.16	$.11	$.64

Diluted income per share from discontinued operations	$.01	$.02	$.02	$.02	$.07

Basic net income per share	$.20	$.21	$.18	$.13	$.72

Diluted net income per share	$.20	$.20	$.18	$.13	$.71

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

The information required by this Item 7A is included in Item 7 under the heading “Asset/Liability Management” on page 8 and under the heading “Interest Rate Sensitivity” on page 9.

Item 8. Financial Statements and Supplementary Data

Management’s Report on Financial Statements

Management of BancTrust Financial Group, Inc., is responsible for establishing and maintaining adequate internal control over financial reporting. BancTrust’s internal control over financial reporting was designed under the supervision of the Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of published financial statements in accordance with generally accepted accounting principles.

Management assessed the effectiveness of the company’s internal control over financial reporting as of December 31, 2004. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

Based on its assessment, Management believes that, as of December 31, 2004, BancTrust’s internal control over financial reporting is effective.

BancTrust’s independent registered public accounting firm KPMG, LLP, has issued an attestation report on Management’s assessment of the effectiveness of BancTrust’s internal control over financial reporting as of December 31, 2004. The report, which expresses unqualified opinions on Management’s assessment, and on the effectiveness of BancTrust’s internal control over financial reporting as of December 31, 2004, is included on page 27 of this report.

W. BIBB LAMAR, JR.	F. MICHAEL JOHNSON
President and CEO	Chief Financial Officer

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

BancTrust Financial Group, Inc.:

We have audited the accompanying consolidated statements of condition of BancTrust Financial Group, Inc. and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s Management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BancTrust Financial Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2005, except for the portion of note 2 that addresses the sale of Sweet Water State Bank as to which the date is August 1, 2005, expressed an unqualified opinion on Management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP
Birmingham, Alabama
March 15, 2005, except for the portion of note 2 that addresses the sale of Sweet Water State Bank, as to which the date is August 1, 2005.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

BancTrust Financial Group, Inc.:

We have audited Management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that BancTrust Financial Group, Inc. and subsidiaries (the Company) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s Management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating Management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of Management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of condition of BancTrust Financial Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated March 15, 2005, except for the portion of note 2 that addresses the sale of Sweet Water State Bank, as to which the date is August 1, 2005, expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP
Birmingham, Alabama
March 15, 2005

BancTrust Financial Group, Inc. and Subsidiaries

Consolidated Statements of Condition

As of December 31, 2004 and 2003

(Dollars and Shares in Thousands)

	December 31,
	2004	2003
ASSETS:

Cash and due from banks	$39,320	$40,032
Federal funds sold	6,000	29,333

Total cash and cash equivalents	45,320	69,365
Interest-bearing deposits	414	157
Securities available for sale	144,094	178,770

Loans	863,546	648,127
Less: Unearned income	(1,339)	(748)
Allowance for loan losses	(9,608)	(7,786)

Loans, net	852,599	639,593

Premises and equipment, net	37,306	32,001
Accrued income receivable	5,422	4,563
Goodwill	41,952	41,952
Other intangible assets	4,558	5,315
Cash surrender value of life insurance	4,721	4,537
Other assets	2,365	4,357
Assets of discontinued operations	52,471	96,290

Total	$1,191,222	$1,076,900

LIABILITIES:

Deposits
Interest-bearing	$761,725	$629,366
Non-interest bearing	178,233	134,808

Total deposits	939,958	764,174
Short-term borrowings	14,114	24,467
FHLB advances and long-term debt	58,500	38,500
Acquisition related payable	0	38,422
Other liabilities	8,674	8,878
Liabilities of discontinued operations	47,793	85,793

Total liabilities	1,069,039	960,234

SHAREHOLDERS’ EQUITY:

Preferred stock – no par value
Shares authorized – 500
Shares outstanding – none
Common stock – $.01 par value
Shares authorized – 20,000
Shares issued – 11,277 in 2004 and 11,186 in 2003	113	112
Additional paid in capital	77,829	76,833
Accumulated other comprehensive income, net	501	1,569
Deferred compensation payable in common stock	864	955
Retained earnings	46,148	40,560
Less:
Treasury stock, at cost 256 shares in 2004 and 2003	(2,408)	(2,408)
Common stock held in grantor trust, 49 shares in 2004 and 37 shares in 2003	(864)	(955)

Total shareholders’ equity	122,183	116,666

Total	$1,191,222	$1,076,900

See notes to consolidated financial statements.

BancTrust Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

	Year Ended December 31,
	2004	2003	2002
INTEREST REVENUE:

Loans	$44,365	$22,011	$22,950
Investment securities – taxable	4,055	4,073	5,288
Investment securities – non-taxable	2,411	2,289	2,271
Federal funds sold	76	109	272
Interest-bearing deposits	6	1	33

Total interest revenue	50,913	28,483	30,814

INTEREST EXPENSE:

Deposits	9,987	6,596	9,652
FHLB advances and long-term debt	1,630	356	330
Short-term borrowings	311	61	89

Total interest expense	11,928	7,013	10,071

Net interest revenue	38,985	21,470	20,743
Provision for loan losses	3,897	1,841	760

Net interest revenue after provision for loan losses	35,088	19,629	19,983

NON-INTEREST REVENUE:

Service charges on deposit accounts	4,440	2,628	2,544
Trust revenue	1,756	1,716	1,898
Securities gains, net	625	360	783
Gain on sale of credit card portfolio	0	460	0
Other income, charges and fees	3,696	1,918	1,429

Total non-interest revenue	10,517	7,082	6,654

NON-INTEREST EXPENSE:

Salaries	12,406	8,618	7,571
Pensions and other employee benefits	4,990	2,182	2,066
Furniture and equipment expense	2,616	1,472	1,488
Net occupancy expense	2,358	1,358	1,235
Intangible amortization	749	0	0
Other expense	8,668	5,262	5,003

Total non-interest expense	31,787	18,892	17,363

Income from continuing operations before income taxes	13,818	7,819	9,274
Income tax expense	3,902	2,166	2,706

Income from continuing operations	9,916	5,653	6,568

Income from discontinued operations before income taxes	1,684	982	1,087
Gain on sale of discontinued operations before income taxes	1,484	0	0

Total income from discontinued operations	3,168	982	1,087
Income tax expense	1,783	313	332

Income from discontinued operations	1,385	669	755

Net income	$11,301	$6,322	$7,323

Basic income per share from continuing operations	$.90	$.64	$.76

Basic income per share from discontinued operations	$.13	$.08	$.09

Diluted income per share from continuing operations	$.90	$.64	$.75

Diluted income per share from discontinued operations	$.12	$.07	$.09

Basic earnings per share	$1.03	$.72	$.85

Diluted earnings per share	$1.02	$.71	$.84

Weighted average shares outstanding – basic	10,981	8,754	8,658

Weighted average shares outstanding – diluted	11,074	8,888	8,696

See notes to consolidated financial statements.

BancTrust Financial Group, Inc.

Consolidated Statements of Shareholders’ Equity and Comprehensive Income

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

	Common Stock		Additional Paid in Capital	Accumulated Other Comprehensive Income, Net	Deferred Compensation Payable in Common Stock	Retained Earnings	Treasury Stock	Common Stock Held in Grantor Trust	Total
	Shares Issued	Amount
Balance, December 31, 2001	8,592	$86	$37,828	$880		$35,614	$(494)		$73,914
Comprehensive income:
Net income						7,323			7,323
Minimum pension liability adjustment, net of taxes				(581)					(581)
Net change in fair values of securities available for sale, net of taxes				2,186					2,186

Total comprehensive income									8,928
Dividends declared ($.48 per share)						(4,149)			(4,149)
Common stock options exercised	8		71						71
Common stock issued in business combination	385	4	4,050						4,054
Treasury stock purchased – 194 shares							(1,914)		(1,914)

Balance, December 31, 2002	8,985	90	41,949	2,485		38,788	(2,408)		80,904

Comprehensive income:
Net income						6,322			6,322
Minimum pension liability adjustment, net of taxes				161					161
Net change in fair values of securities available for sale, net of taxes				(1,077)					(1,077)

Total comprehensive income									5,406
Dividends declared ($.52 per share)						(4,550)			(4,550)
Common stock options exercised	45		387						387
Common stock issued in business combination	2,156	22	34,497		955			(955)	34,519

Balance, December 31, 2003	11,186	112	76,833	1,569	955	40,560	(2,408)	(955)	116,666

Comprehensive income:
Net income						11,301			11,301
Minimum pension liability adjustment, net of taxes				63					63
Net change in fair values of securities available for sale, net of taxes				(1,131)					(1,131)

Total comprehensive income									10,233
Dividends declared ($.52 per share)						(5,713)			(5,713)
Purchase of deferred compensation treasury shares					190			(190)	0
Deferred compensation paid in common stock held in grantor trust					(281)			281	0
Shares issued to dividend reinvestment plan	5		108						108
Common stock options exercised	86	1	888		0			$0	889

Balance, December 31, 2004	11,277	$113	$77,829	$501	$864	$46,148	$(2,408)	$(864)	$122,183

See notes to consolidated financial statements.

BancTrust Financial Group, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

	Year Ended December 31,
	2004	2003	2002
OPERATING ACTIVITIES:

Income from continuing operations	$9,916	$5,653	$6,568
Adjustments to reconcile income from continuing operations to net cash provided by operating activities
Depreciation and amortization	3,827	2,338	1,572
Provision for loan losses	3,897	1,841	760
Securities gains, net	(625)	(360)	(783)
Increase in cash surrender value of life insurance	(184)	0	0
Loss on sales of other real estate owned	31	0	0
Gain on sale of credit card portfolio	0	(460)	0
Deferred income tax provision (benefit)	(632)	(366)	245
(Increase) decrease other assets in net of effect of business acquisition:
Accrued income receivable	(859)	461	584
Other assets	478	(2,524)	(1,936)
Increase (decrease) in other liabilities net of effect of business acquisition	1,907	2,427	1,088

Net cash provided by operating activities	17,756	9,010	8,098

INVESTING ACTIVITIES:

Net (increase) decrease in interest-bearing deposits	(257)	526	950
Net increase in loans	(217,120)	(28,246)	(8,215)
Purchases of premises and equipment, net	(7,775)	(1,925)	(1,908)
Proceeds from sales of other real estate owned	608	150	72
Proceeds from maturities of securities available for sale	49,398	66,547	64,638
Proceeds from sales of securities available for sale	44,599	28,189	29,185
Purchases of securities available for sale	(60,750)	(72,999)	(123,639)
Cash paid to acquisition shareholders	(38,422)	0	0
Net cash acquired in business acquisition	0	9,266	0

Net cash provided by (used in) investing activities	(229,719)	1,508	(38,917)

FINANCING ACTIVITIES:

Net increase in deposits	175,784	6,502	27,832
Net increase (decrease) in short-term borrowings	(10,353)	(3,457)	3,964
Proceeds from FHLB advances	16,500	10,000	0
Payment on FHLB advances	(6,500)	(2,000)	0
Proceeds from issuance of long-term debt	10,000	18,000	0
Dividends paid	(5,605)	(4,550)	(4,149)
Purchases of treasury stock	0	0	(1,914)
Proceeds from issuance of common stock	889	387	71

Net cash provided by financing activities	180,715	24,882	25,804

NET CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS	7,203	2,536	(1,260)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(24,045)	37,936	(6,275)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	69,365	31,429	37,704

CASH AND CASH EQUIVALENTS AT END OF YEAR	$45,320	$69,365	$31,429

See notes to consolidated financial statements.

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

Note 1. Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION – The accompanying consolidated financial statements include the accounts of BancTrust Financial Group, Inc. (the “Company” or “BancTrust”) and its wholly-owned subsidiaries, BankTrust (the “Mobile Bank”), BankTrust of Alabama (the “Eufaula Bank”) and BankTrust, Florida (the “Florida Bank” and collectively, with the banks listed above, the “Banks”), and BancTrust Company, Inc. (the “Trust Company”). All significant intercompany accounts and transactions are eliminated. The Banks are engaged in the business of obtaining funds, primarily in the form of deposits, and investing such funds in commercial, installment and real estate loans and investment securities in South Alabama and Northwest Florida. The Banks also offer a range of other commercial bank services including investment products. The Trust Company offers trust services.

BASIS OF FINANCIAL STATEMENT PRESENTATION – The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and with general practices within the banking industry. In preparing the financial statements, Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the Statement of Condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. All dollars and shares are in thousands except per share amounts. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses.

A substantial portion of the Company’s loans are secured by real estate in South Alabama and Northwest Florida. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio is susceptible to changes in market conditions in these areas. Management believes that the allowance for losses on loans is adequate. While Management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for losses on loans. Such agencies may require the Company to make changes to the allowance based on their judgment about information available to them at the time of their examination.

CASH AND CASH EQUIVALENTS – For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Federal funds are generally sold for one day periods.

Supplemental disclosures of cash flow information for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
Cash paid for:
Interest	$11,936	$7,406	$10,436
Income taxes	5,081	2,126	3,095
Non-cash transactions:
Transfer of loans to other real estate owned	217	1,185	168
Fair value of assets acquired	0	379,758	39,967
Capital stock issued to acquire assets	0	34,519	4,054
Liabilities assumed	0	345,239	35,913

SECURITIES AVAILABLE FOR SALE – Securities available for sale are carried at fair value. Unrealized gains and losses are excluded from earnings and reported, net of tax, as a separate component of shareholders’ equity until realized. Securities available for sale may be used as part of the Company’s asset/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or other similar economic factors. The specific identification method is used to compute gains or losses on the sale of these assets.

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

LOANS AND INTEREST INCOME – Loans are reported at the principal amounts outstanding, adjusted for unearned income, deferred loan origination fees and costs, purchase premiums and discounts, write-downs, and the allowance for loan losses. Loan origination fees, net of certain deferred origination costs, and purchase premiums and discounts are recognized as an adjustment to the yield of the related loans.

Interest on commercial and real estate loans is accrued and credited to income based on the principal amount outstanding. Interest on installment loans is recognized using the interest method.

The accrual of interest on loans is discontinued when, in the opinion of Management, there is an indication that the borrower may be unable to meet contractual payments as they become due. Generally, loans 90 days and over past due are placed on non- accrual unless there is sufficient collateral to assure collectibility of principal and interest and the loan is in the process of collection. Upon such discontinuance, all unpaid accrued interest is reversed against current income. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to Management’s judgement as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current and has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

ALLOWANCE FOR LOAN LOSSES – The allowance for loan losses is maintained at a level considered by Management to be sufficient to absorb losses inherent in the loan portfolio. BancTrust’s determination of its allowance for loan losses is determined in accordance with Statements of Financial Accounting Standards Nos. 114 and 5. The amount of the allowance for loan losses and the amount of the provision charged to expense is based on periodic reviews of the portfolio, past loan loss experience, current economic conditions and such other factors which, in Management’s judgement, deserve current recognition in estimating loan losses.

A regular, formal and ongoing loan review is conducted to identify loans with unusual risks and probable loss. Management uses the loan review process to stratify the loan portfolio into risk grades. For higher-risk graded loans in the portfolio the Banks determine estimated amounts of loss based on several factors, including historical loss experience, Management’s judgement of economic conditions and the resulting impact on higher-risk graded loans, the financial capacity of the borrower, secondary sources of repayment including collateral and regulatory guidelines. This determination also considers the balance of impaired loans (which are generally considered to be non-performing loans). Specific allowances for impaired loans are based on comparisons of the recorded carrying values of the loans to the present value of these loans’ estimated cash flows discounted at each loan’s effective interest rate, the fair value of the collateral, or the loans’ observable market price. Recovery of the carrying value of loans is dependent to a great extent on economic, operating and other conditions that may be beyond the Company’s control.

In addition to evaluating probable losses on individual loans, Management also determines probable losses for all other loans that are not individually evaluated. The amount of the allowance for loan losses related to all other loans in the portfolio is determined based on historical and current loss experience, portfolio mix by loan type and by collateral type, current economic conditions, the level and trend of loan quality ratios, and such other factors which, in Management’s judgement, deserve current recognition in estimating inherent loan losses. The methodology and assumptions used to determine the allowance are continually reviewed as to their appropriateness given the most recent losses realized and other factors that influence the estimation process. The model assumptions and resulting allowance level are adjusted accordingly as these factors change.

PREMISES AND EQUIPMENT – Premises and equipment are stated at cost less accumulated depreciation and amortization. The provision for depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets or terms of the leases as applicable. The Company periodically evaluates whether events have occurred that indicate that premises and equipment have been impaired. Measurement of any impact of such impairment is based on those assets’ fair values. No impairment losses were recorded in 2004, 2003 or 2002.

OTHER REAL ESTATE OWNED – Other real estate owned is carried at the lower of the recorded investment in the loan or fair value, as determined by Management, less costs to dispose. Any excess of the recorded investment over fair value, less costs to dispose, is charged to the allowance for loan losses at the time of foreclosure. A provision is charged to earnings and a related valuation account for subsequent losses on other real estate owned is established when, in the opinion of Management, such losses have occurred. The ability of the Company to recover the carrying value of real estate is based upon future sales of the real estate. The ability to affect such sales is subject to market conditions and other factors, all of which are beyond the Company’s control. The recognition of sales and sales gains is dependent upon whether the nature and term of the sales, including possible future involvement of the Company, if any, meet certain defined requirements. If not met, sale and gain recognition would be deferred.

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

INCOME TAXES – The Company files a consolidated federal income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

INTANGIBLE ASSETS – Goodwill and intangible assets with indefinite useful lives are not amortized but are tested for impairment annually. Measurement of any impairment of such assets is based on the asset’s fair value, with the resulting charge recorded as a loss. There were no significant impairment losses recorded in 2004, 2003 or 2002. Core deposit intangible assets are amortized over seven years using the straight-line method.

TREASURY STOCK – Treasury stock repurchases and sales are accounted for using the cost method.

TRUST COMPANY ASSETS AND INCOME – Assets held by the Trust Company in a fiduciary capacity for customers are not included in the consolidated financial statements. Fiduciary fees on trust accounts are recognized on the accrual basis.

STOCK OPTIONS – The Company utilizes the intrinsic value method of accounting for stock option grants. As the option exercise price is equal to the fair value of the stock at the date of grant, no compensation cost is recognized. The Company has two incentive stock option plans, the South Alabama Bancorporation 1993 Incentive Compensation Plan (the “1993 Plan”), and the South Alabama Bancorporation, Inc. 2001 Incentive Compensation Plan (the “2001 Plan”). The 1993 Plan was terminated in 2001 upon the adoption of the 2001 Plan. The remaining granted and outstanding options under the 1993 Plan are convertible into common shares of the Company. At December 31, 2004, options for 219 shares were granted and outstanding under the 1993 Plan.

The Company may grant options for up to 250 shares to employees and directors under the 2001 Plan and has granted options of 107 shares under the 2001 Plan through December 31, 2004, of which 103 shares are outstanding. Under the 1993 and 2001 Plans, the option exercise price equals the stock’s market price at the date of grant. The options vest one year after date of issuance and expire after 10 years.

Had compensation costs for these plans been determined consistent with SFAS No. 123 “Accounting for Stock Based Compensation” the Company’s net income and earnings per share would have been reduced to the following pro forma amounts:

	2004	2003	2002
Net income as reported	$11,301	$6,322	$7,323
Add: Stock based compensation expense included in reported net income, net tax
Less: Stock based compensation expense determined under the fair value method, net of tax	(157)	(17)	(29)

Pro forma net income	$11,144	$6,305	$7,294

Earnings per share:
As reported
Basic	$1.03	$.72	$.85
Diluted	1.02	.71	.84
Pro forma
Basic	$1.01	$.72	$.84
Diluted	1.01	.71	.84

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

A summary of the status of and changes in the Company’s stock option plans at December 31, 2004, 2003, and 2002 is as follows:

	2004		2003		2002
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Outstanding at beginning of year	314	$11.61	360	$11.77	360	$10.77
Granted	94	17.19	5	11.68	8	9.95
Exercised	(86)	10.39	(45)	8.66	(8)	8.67
Forfeited	(0)	N/A	(6)	8.66	0	N/A

Outstanding at end of year	322	13.56	314	11.61	360	11.77

Exercisable at end of year	228	12.07	309	11.61	352	11.54

Weighted average fair value of the Options granted		$4.92		$3.45		$3.41

At December 31, 2004, 150 of the 322 options had exercise prices between $8.67 and $11.91 with a weighted average exercise price of $10.00 and an average remaining contractual life of 3.34 years. Exercise prices for 167 of these options were between $13.75 and $17.20 with a weighted average exercise price of $16.51 and an average remaining contractual life of 6.79 years. The remaining 5 options outstanding at December 31, 2004 consist of options with an exercise price of $22.19 and an average remaining contractual life of 3.55 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2004, 2003, and 2002, respectively; risk-free interest rates of 3.62%, 2.94%, and 2.89%; expected dividend yields of 2.9%, 4.5%, and 4.4%; expected lives of 5 years in 2004, 2003 and 2002; and expected volatility of 40%, 43%, and 56%, respectively.

RECLASSIFICATIONS – Certain reclassifications of 2003 and 2002 balances have been made to conform with classifications used in 2004.

RECENT ACCOUNTING PRONOUNCEMENTS – In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities.” FIN 46 is an Interpretation of ARB No. 51 and addresses consolidation by business enterprises of variable interest entities (“VIEs”). This Interpretation is based on the concept that an enterprise controlling another entity through interests other than voting interests should consolidate the controlled entity. Business enterprises are required under the provisions of the Interpretation to identify VIEs, based on specified characteristics, and then determine whether they should be consolidated. An enterprise that holds the majority of the variable interests is considered the primary beneficiary and would consolidate the VIE. In addition to the primary beneficiary, an enterprise that holds a significant variable interest in a VIE is required to make certain interim and annual disclosures.

The Interpretation was effective immediately for all enterprises with variable interest in VIEs created after January 31, 2003. A public company with variable interest in a VIE created before February 1, 2003 was required to apply the provisions of this Interpretation for the first interim or annual reporting period ending after December 15, 2003; however, early adoption was permitted. Effective December 29, 2003, the Company adopted the Interpretation. The effect of adoption of the Interpretation did not have a material impact on the Company’s consolidated financial statements.

On December 24, 2003, the FASB issued a revision of FIN 46 (“FIN46(R)”), which replaced the Interpretation issued in January 2003. The revised Interpretation clarifies some of the provisions of FIN 46 and provides additional exemptions for certain entities. Under the provisions of FIN 46(R), the Company was permitted to continue the application of FIN 46 until the reporting period ending March 31, 2004, at which time the Company adopted the provisions of FIN 46(R). The adoption of FIN 46(R) did not have a material impact on the Company’s consolidated financial position or results of operations.

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

In October 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Accounting Position (“SOP”) 03-03, which addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations. This SOP would not apply to loans originated by the Company and would limit the yield that may be accreted (accretable yield) to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor’s initial investment in the loan. This SOP requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield, loss accrual, or valuation allowance. This SOP prohibits investors from displaying accretable yield and nonaccretable difference in the balance sheet. Subsequent increases in cash flows expected to be collected generally would be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected would be recognized as impairment. This SOP prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The Company adopted this SOP and its effect on the consolidated financial statements was not material.

During the first quarter of 2004, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (SAB) 105, “Loan Commitments Accounted for as Derivative Instruments.” This SAB addresses the accounting for loan commitments entered into after March 31, 2004, and certain disclosure requirements relevant in the context of mortgage banking activities. Management has analyzed the effects of SAB 105, which were not material to the Company’s operations or financial position.

In March 2004, the Emerging Issues Task Force reached a consensus on Issue 03-01, “Meaning of Other Than Temporary Impairment” (“Issue 03-01”). The Task Force reached a consensus on an other-than-temporary impairment model for debt and equity securities accounted for under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and cost method investments and provided for additional disclosures. In September 2004, the FASB approved a Staff Position to delay the requirement to record impairment losses under Issue 03-01. The approved delay will apply to all securities within the scope of Issue 03-01 and is expected to end when new guidance is issued and comes into effect. The Staff Position did not affect the disclosure requirements of Issue 03-01. The Company has provided the expanded disclosures in Note 4 and will continue to monitor changes to Issue 03-01. The Company does not consider it, or related Staff Position to have a material impact on the Company’s financial position or results of operations.

On December 16, 2004, the FASB published Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment.” This Statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. It will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. This Statement is the result of a two-year effort to respond to requests from investors and many others that the FASB improve the accounting for share-based payment arrangements with employees. Public entities (other than those filing as small business issuers) will be required to apply SFAS No. 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. In addition to the accounting standard that sets forth the financial reporting objectives and related accounting principles, SFAS No. 123(R) includes an appendix of implementation guidance that provides expanded guidance on measuring the fair value of share-based payment awards. SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Although those disclosures helped to mitigate the problems associated with accounting under Opinion 25, many investors and other users of financial statements said that the failure to include employee compensation costs in the income statement impaired the transparency, comparability, and credibility of financial statements. The Company will adopt SFAS No.123(R) as prescribed. The effect of this statement on the consolidated financial statements is not expected to be material.

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

Note 2. Business Combinations and Disposition

On December 30, 2003, CommerceSouth, Inc., the parent company of CommerceSouth Bank Alabama (now BankTrust of Alabama and referred to herein as the “Eufaula Bank”) and CommerceSouth Bank Florida (now BankTrust and referred to herein as the “Florida Bank”), was merged into the Company. The Company acquired 100 percent of the outstanding stock, which was all voting stock, of the Eufaula Bank and the Florida Bank. This merger has been accounted for under the purchase method of accounting. Therefore, the results of operations of the Eufaula Bank and the Florida Bank have been included in the consolidated results of the Company from December 30, 2003. The Eufaula Bank had total assets of $184,227 at December 31, 2003, and the Florida Bank had total assets of $190,494 at December 31, 2003. The Eufaula Bank has five locations in central and southeastern Alabama, and the Florida Bank has eight branches in the Florida panhandle. The Company’s Board of Directors viewed the acquisition of CommerceSouth, Inc. as an opportunity to achieve economies of scale by reason of its larger size, enhanced competitive position, and expanded market area. In determining the price, the Company considered the following: (1) anticipated effect of the merger on the Company’s earnings per share; (2) anticipated effect on the Company’s book value per share; (3) the complementary nature of CommerceSouth, Inc’s. retail branch network with the Company’s existing operations; and (4) enhanced opportunities for growth. The purchase price was $73,441 and was settled with 2,156 shares of the Company’s common stock, 40 common stock options valued at $220 using the Black-Scholes pricing model and cash of $38,922, of which $38,422 is reflected as acquisition related payable in the accompanying 2003 Statement of Condition. The cash amount includes transaction costs of approximately $500. Each share issued was valued at $15.908 which was the average price at which the shares were trading during the period of twenty consecutive trading days ending on the trading day which preceded by two trading days the effective time of the merger. As a result of the purchase, the Company recorded goodwill of $37,971 and a core deposit intangible asset of $5,241.

On April 16, 2002, Gulf Coast Community Bancshares, Inc., the parent company of Bank Trust of Florida, was merged into the Company. The Company acquired 100 percent of the outstanding stock, which was all voting stock, of Wewahitchka State Bank. This merger has been accounted for under the purchase method of accounting. Therefore, the results of operations of Wewahitchka State Bank have been included in the consolidated results of the Company from April 16, 2002. Wewahitchka State Bank has three locations in the Florida panhandle. The Company’s Board of Directors viewed the acquisition of Wewahitchka State Bank as an opportunity to acquire a franchise in the northwest Florida market. In determining the price, the Company considered the following: (1) anticipated effect of the merger on the Company’s earnings per share; (2) anticipated effect on the Company’s book value per share; (3) the value to the Company of a presence in the Florida panhandle; and (4) alternative methods of entering the Florida panhandle and cost of those methods. The purchase price was $4,054 and was settled with 385 shares of the Company’s common stock. Each share issued was valued a $10.76 which was the average price at which the shares were trading during the period of twenty consecutive trading days ending on the trading day which preceded by two days the effective time of the merger. As a result of the purchase, the Company recorded goodwill of $1,799 and a core deposit intangible asset of $88.

Assuming the December 30, 2003 acquisition of CommerceSouth, Inc. had occurred on January 1, 2003, the consolidated results of operations on a pro forma basis for the year ended December 31, 2003 would have been as follows:

Year Ended December 31,
2003
Net interest revenue from continuing operations	$32,245
Income from continuing operations	6,805
Income per share from continuing operations – basic	$.62
Income per share from continuing operations – diluted	.62

Sale of BankTrust of Florida and Sweet Water State Bank

On October 15, 2004, BancTrust sold all of the stock of BankTrust of Florida (the “Wewahitchka Bank”) for $7.5 million. The Wewahitchka Bank represented total assets of approximately $43.7 million and total deposits of approximately $37.5 million at December 31, 2003. The Company recorded a gross gain on the sale of $1.5 million. The operations of the Wewahitchka Bank have been accounted for as discontinued operations for all periods presented in accordance with SFAS No. Number 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.”

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

On April 7, 2005, BancTrust announced that it had reached an agreement to sell all of the stock of Sweet Water State Bank. The operations of Sweet Water State Bank are reflected as discontinued operations because all the conditions required by SFAS No. 144 for an operation to be classified as discontinued have been met. The sale of Sweet Water State Bank was completed on August 1, 2005.

The business related to Sweet Water State Bank is accounted for as discontinued operations and therefore, the results of operations and cash flows have been removed from the Company’s results of operations for all periods presented in these financial statements.

The assets and liabilities of Sweet Water State Bank are stated separately as discontinued operations as of December 31, 2004. The assets and liabilities of Sweet Water State Bank and BankTrust of Florida are stated separately as discontinued operations as of December 31, 2003 on the Consolidated Statement of Condition. The major asset and liability categories are as follows (in thousands):

	December 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$2,238	$4,188
Investment securities available for sale,	7,495	14,627
Loans, net	40,848	71,061
Other assets	1,890	6,414

Total assets related to discontinued operations	$52,471	$96,290

LIABILITIES
Non-interest bearing	$8,395	$14,713
Interest bearing checking accounts	8,214	9,779
Savings accounts	4,986	7,624
Money market savings accounts	485	8,059
Time deposits ($100 thousand or more)	10,798	19,885
Other time deposits	14,068	24,364

Total deposits	46,946	84,424
Short-term borrowings	654	850
Other liabilities	193	519

Total liabilities related to discontinued operations	$47,793	$85,793

The results of Sweet Water State Bank and BankTrust of Florida for the years ended December 31, 2004, 2003, and 2002 are presented in the following table:

	2004	2003	2002
Total interest revenue	$4,945	$5,230	$5,093
Total interest expense	1,013	1,366	1,696

Net interest revenue	3,932	3,864	3,397
Provision for loan losses	120	240	201

Net interest revenue after provision	3,812	3,624	3,196
Total noninterest revenue	939	1,273	915
Total noninterest expense	3,067	3,915	3,024

Income before taxes	1,684	982	1,087
Gain on sale of discontinued operations before tax	1,484

Total income from discontinued operations before tax	3,168	982	1,087

Provision for income taxes	1,783	313	332

Net Income	$1,385	$669	$755

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

Note 3. Restrictions On Cash and Due From Bank Accounts

The Banks are required to maintain average reserve balances with the Federal Reserve Bank. The average of those reserve balances for the years ended December 31, 2004 and 2003 was approximately $14,008 and $5,047, respectively.

Note 4. Securities Available for Sale

The following summary sets forth the amortized cost amounts and the corresponding fair values of investment securities available for sale at December 31, 2004 and 2003:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2004:

U.S. Treasury securities	$300	$7	$0	$307
Obligations of U.S. Government sponsored enterprises	79,771	222	578	79,415
Obligations of states and political subdivisions	53,274	1,763	77	54,960
Federal Home Loan Bank Stock	3,582	0	0	3,582
Other investments	5,802	73	45	5,830

Total	$142,729	$2,065	$700	$144,094

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2003:

U.S. Treasury securities	$4,080	$16	$0	$4,096
Obligations of U.S. Government sponsored enterprises	92,928	787	517	93,198
Obligations of states and political subdivisions	68,535	2,636	20	71,151
Federal Home Loan Bank Stock	2,151	0	0	2,151
Other investments	7,912	263	1	8,174

Total	$175,606	$3,702	$538	$178,770

Securities available for sale with a carrying value of approximately $89,318 and $78,318 at December 31, 2004 and 2003, respectively, were pledged to secure deposits of public funds and trust deposits. Additionally, securities available for sale with a carrying value of approximately $7,423 and $7,448 at December 31, 2004 and 2003, respectively, were pledged to secure repurchase agreements.

Proceeds from the sales of securities available for sale were $44,599 in 2004, $28,189 in 2003 and $29,185 in 2002. Gross realized gains on the sale of these securities were $676 in 2004, $389 in 2003 and $785 in 2002, and gross realized losses were $51 in 2004, $29 in 2003 and $2 in 2002.

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

Maturities of securities available for sale as of December 31, 2004, are as follows:

	Amortized Cost	Fair Value
Due in 1 year or less	$2,553	$2,555
Due in 1 to 5 years	36,420	36,689
Due in 5 to 10 years	28,144	28,577
Due in over 10 years	30,971	31,621
Mortgage backed securities	44,641	44,652

Total	$142,729	$144,094

The following table shows the Company’s combined investments’ gross unrealized losses and fair values, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Obligations of U.S. Government sponsored enterprises	$43,595	$223	$18,536	$355	$62,131	$578
Obligations of states and political subdivisions	9,411	57	1,565	20	10,976	77
Other investments	2,003	45	0	0	2,003	45

Total	$55,009	$325	$20,101	$375	$75,110	$700

At December 31, 2004, the Company had 98 investment securities that were in an unrealized loss position or impaired for the less than 12 months’ timeframe and 21 investments securities in an unrealized loss position or impaired for the more than 12 months’ time frame. All of these investment securities’ impairments are deemed by Management to be temporary. The majority of these securities are backed by one to four family mortgages. These securities have fluctuated with the changes in market interest rates on home mortgages. The securities not backed by one to four family mortgages have changed due to current market conditions, and not due to credit concerns related to the issuers of the securities. The Company does not expect any other-than-temporary impairments to develop related to these investment securities.

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

Note 5. Loans

A summary of loans follows:

	December 31,
	2004	2003
Commercial, financial and agricultural	$176,145	$166,447
Real estate – construction	218,845	58,312
Real estate – mortgage	413,620	370,871
Consumer, installment and single pay	54,936	52,497

Total	$863,546	$648,127

In the normal course of business, the Banks make loans to directors, executive officers, significant shareholders and their affiliates (related parties). Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and in Management’s opinion do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was $42,977 at December 31, 2004, and $37,837 at December 31, 2003. During 2004, $54,035 of new loans and advances were made, and principal repayments totaled $39,958. Changes in parties designated as related parties resulted in a net decrease in related party loans of $8,937 from December 31, 2003 to December 31, 2004. Outstanding commitments to extend credit to related parties totaled $22,179 at December 31, 2004.

At December 31, 2004 and 2003, non-accrual loans from continuing operations totaled $1,924 and $2,489, respectively. The amount of interest income that would have been recorded during 2004, 2003 and 2002, if these non-accrual loans had been current in accordance with their original terms, was $145, $111 and $139, respectively. The amount of interest income actually recognized on these loans during 2004, 2003 and 2002 was $69, $30 and $20, respectively.

At December 31, 2004 and 2003, the recorded investments in loans that were considered to be impaired under SFAS No. 114 were $1,924 and $2,489, respectively (all of which were carried on a non-accrual basis). Included in this amount is $1,913 in 2004 and $2,425 in 2003 of impaired loans for which the related allowance for loan losses is $728 in 2004 and $712 in 2003. The amounts of impaired loans that did not have specific allowances for loan losses were $11 in 2004 and $64 in 2003. The average recorded investment amounts in impaired loans during the years ended December 31, 2004 and 2003, were approximately $2,039 and $2,078, respectively.

Loans include loans held for sale of $1,942 at December 31, 2004 and $3,201 at December 31, 2003 which are accounted for at lower of cost or market in the aggregate.

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

Note 6. Allowance for Loan Losses

The allowance for loan losses is summarized as follows:

	Year Ended December 31,
	2004	2003	2002
Balance at the beginning of year	$7,786	$4,898	$4,872
Balance of acquired banks	0	3,424	0
Provision charged to operating expense	3,897	1,841	760
Losses charged off	(2,319)	(2,632)	(971)
Recoveries	244	255	237

Balance at the end of the year	$9,608	$7,786	$4,898

Note 7. Premises and Equipment

Premises and equipment are summarized as follows:

	Estimated Lives	December 31,
		2004	2003
Land and land improvements		$11,671	$10,005
Bank buildings and improvements	40 years	23,101	19,572
Furniture, fixtures and equipment	3-10 years Lesser of lease period or estimated useful life	14,326	12,538
Leasehold improvements		2,439	2,477

Total		51,537	44,592
Less accumulated depreciation and amortization		14,231	12,591

Premises and equipment – net		$37,306	$32,001

The provision for depreciation and amortization charged to operating expense in 2004, 2003, and 2002 amounted to $2,470, $1,286 and $1,344, respectively.

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

Note 8. Goodwill and Intangible Assets

The following details the changes in the carrying amount of goodwill and information related to other intangible assets for 2004 and 2003:

	Mobile	Eufaula	Florida	Total
Balance at December 31, 2002	$3,981	$0	$0	$3,981
Goodwill acquired in 2003	0	20,085	17,886	37,971

Balance at December 31, 2003	3,981	20,085	17,886	41,952

Balance at December 31, 2004	$3,981	$20,085	$17,886	$41,952

The Company’s intangible assets subject to amortization were $4,492 at December 31, 2004 and $5,241 at December 31, 2003 with an original cost of $5,241 at both December 31, 2004 and 2003 and with accumulated amortization of $749 at December 31, 2004 and $0 at December 31, 2003. Amortization expense for core deposit intangible assets for the years ended December 31, 2004 and 2003 was $749 and $0, respectively. Such intangible assets are amortized over seven years. Estimated amortization expense related to other intangible assets for the next five years is $749 per year for the years 2005 through 2009.

Note 9. Deposits

The following summary presents the detail of interest bearing deposits:

	December 31,
	2004	2003
Interest bearing checking accounts	$131,453	$112,225
Savings accounts	125,840	78,276
Money market savings accounts	107,682	93,897
Time deposits ($100 or more)	210,498	162,468
Other time deposits	186,252	182,500

Total	$761,725	$629,366

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

The following summary presents the detail of interest expense on deposits:

	Year Ended December 31,
	2004	2003	2002
Interest bearing checking accounts	$678	$599	$973
Savings accounts	1,033	273	507
Money market savings accounts	1,019	428	887
Time deposits ($100 or more)	3,534	2,548	2,886
Other time deposits	3,723	2,748	4,399

Total	$9,987	$6,596	$9,652

The following table reflects maturities of time deposits at December 31, 2004:

	Less than 1 year	1 to 5 years	5 to 10 years	Total
$100 or more	$177,553	$32,945	$0	$210,498
Other time deposits	143,802	41,803	647	186,252

Total	$321,355	$74,748	$647	$396,750

Note 10. Short-Term Borrowings

Following is a summary of short-term borrowings:

	December 31,
	2004	2003
Federal funds purchased	$6,691	$13,055
Securities sold under agreement to repurchase	7,423	7,448
Other short-term borrowings	0	3,964

Total	$14,114	$24,467

Weighted average interest rate at year-end	1.63%	.90%
Weighted average interest rate on amounts outstanding during the year (based on average of daily balances)	1.52%	.72%

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

Information concerning securities sold under agreement to repurchase summarized as follows:

	2004	2003	2002
Average balance during the year	$6,629	$6,994	$6,836
Average interest rate during the year	.68%	.51%	.94%
Maximum month-end balances during the year	$10,203	$9,375	$9,981

Federal funds purchased and securities sold under agreements to repurchase generally represented overnight borrowing transactions. Other short-term borrowings consist of demand notes owed to the U.S. Treasury.

In 2004 and 2003, federal funds purchased had average balances of $11,080 and $941, respectively, maximum month end balances of $21,986 and $13,905, respectively, and average interest rates during the year of 1.90% and 1.90%, respectively. At December 31, 2004 and 2003, federal funds purchased had interest rates of 2.60% and 1.25%, respectively. Federal funds purchased activity was not material in 2002.

At December 31, 2004 and 2003, securities sold under agreements to repurchase had interest rates of 0.75 percent and 0.50 percent, respectively. Included in the balances of securities sold under agreements to repurchase at December 31, 2004 and 2003, were repurchase agreements to related parties of $2,102 and $2,532, respectively.

Note 11. Federal Home Loan Bank Advances and Long-Term Debt

Federal Home Loan Bank (FHLB) borrowings are summarized as follows:

	December 31,
	2004	2003	2002
Balance at the end of the year	$30,500	$20,500	$6,000
Average balance during the year	22,136	12,473	6,000
Maximum month-end balances during the year	30,500	20,500	6,000
Daily weighted average interest rate during the year	2.57%	2.81%	5.67%
Weighted average interest rate at year-end	2.72%	2.12%	5.67%

Information concerning rates, call dates and maturity dates at December 31, 2004 are as follows:

	Amount	Interest Rate	Call Date
FHLB Advance due March 6, 2006	$10,000	1.77%	callable quarterly
FHLB Advance due November 2, 2009	10,000	2.76	11/02/2006 (quarterly thereafter)
FHLB Advance due October 24, 2005	6,500	2.28	not callable
FHLB Advance due November 10, 2005	2,000	5.90	callable quarterly
FHLB Advance due June 23, 2008	2,000	5.51%	callable quarterly

Total	$30,500

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

Of the outstanding FHLB advances at December 31, 2004, $20.5 million had fixed interest rates and $10.0 million had a variable interest rate that reprices quarterly. The FHLB advances are secured by the borrowing bank’s investment in FHLB stock, which totaled $3,687 and $2,270 at December 31, 2004 and 2003, respectively, and also by a blanket floating lien on portions of the borrowing bank’s one to four family residential mortgage loan portfolio which totaled approximately $118,036. The FHLB advances require quarterly interest payments. If called prior to maturity, replacement funding will be offered by the FHLB at the then current rate.

The Company created a business trust to issue trust preferred securities to finance a portion of the purchase of CommerceSouth, Inc. This trust is not consolidated pursuant to FIN 46R and the trust’s sole asset is a loan to the Company in the amount of $18,000. The payable to trust matures in 2033 and requires quarterly interest payments. This payable has a floating rate based on three month LIBOR plus 2.90%. The Company does not have the option to repay any part of this payable until 2008. This loan has covenants generally associated with such borrowings which the Company was in compliance with at December 31, 2004. The payable to trust is summarized as follows:

	December 31, 2004	December 31, 2003
Balance at the end of the year	$18,000	$18,000
Average balance during the year	18,000	148
Maximum month-end balances during the year	18,000	18,000
Daily weighted average interest rate during the year	4.47%	4.07%
Weighted average interest rate at year-end	5.40%	4.07%

Other long-term debt consists of a loan from an unrelated bank to the Company. This loan was obtained in January of 2004 to finance a portion of the purchase of CommerceSouth, Inc. This loan is secured by a portion of BancTrust’s stock of the Mobile Bank. This loan matures in 2009, requires monthly interest payments and has a floating rate based on LIBOR plus 1.10%. The Company has the option to repay any part of the principal at any time without penalty. This loan does not require principal payments until the end of the third year, at which time the remaining principal must be amortized over the remaining life of the loan. This loan has covenants generally associated with such borrowings which the Company was in compliance with at December 31, 2004. This loan is summarized as follows:

December 31, 2004
Balance at the end of the year	$10,000
Average balance during the year	9,891
Maximum month-end balances during the year	10,000
Daily weighted-average interest rate during the year	2.59%
Weighted-average interest rate at year-end	3.39%

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

Note 12. Accounting for Income Taxes

The components of income tax expense from continuing operations are as follows:

	Year Ended December 31,
	2004	2003	2002
Current income tax expense:
Federal	$4,166	$2,168	$2,109
State	368	364	352

Total current income tax expense	4,534	2,532	2,461

Deferred income tax expense (benefit):
Federal	(530)	(315)	217
State	(102)	(51)	28

Total deferred income tax expense (benefit)	(632)	(366)	245

Total income tax expense	$3,902	$2,166	$2,706

The components of income tax expense from discontinued operations are as follows:

	Year Ended December 31,
	2004	2003	2002
Current income tax expense:
Federal	$1,547	$327	$145
State	259	44	34

Total current income tax expense	1,806	371	179

Deferred income tax expense (benefit):
Federal	(20)	(49)	128
State	(3)	(9)	25

Total deferred income tax expense (benefit)	(23)	(58)	153

Total income tax expense	$1,783	$313	$332

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

Total income tax expense from continuing operations differed from the amount computed using the applicable statutory Federal income tax rate of 34 percent applied to pretax income for the following reasons:

	Year Ended December 31,
	2004	2003	2002
Income tax expense at statutory rate	$4,698	$2,658	$3,153
Increase (decrease) resulting from:
Tax exempt interest	(917)	(826)	(813)
Reduced interest deduction on debt used to carry tax-exempt securities	38	44	62
State income tax, net of federal benefit	176	207	251
Other, net	(93)	83	53

Total	$3,902	$2,166	$2,706

Effective tax rate	28.2%	27.6%	29.2%

The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 2004 and 2003 are presented below:

	December 31,
	2004	2003
Deferred tax assets:
Allowance for loan losses	$3,604	$2,920
Deferred compensation	816	896
Accrued pension cost	191	225
Other	478	396

Total deferred tax assets	5,089	4,437

Deferred tax liabilities:
Unrealized gain on securities available for sale	(511)	(1,173)
Core deposit intangibles	(1,684)	(1,965)
Differences between book and tax basis of property	(2,355)	(1,827)
Investment securities acquired in business combination	(379)	(577)
Other	(137)	(126)

Total deferred tax liabilities	(5,066)	(5,668)

Net deferred tax asset (liability)	$23	$(1,231)

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

There was no valuation allowance during either 2004 or 2003 as a result of the substantial amount of income taxes paid in prior years. Management believes that is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

Note 13. Retirement Plans

PENSION PLAN – BancTrust maintains a pension plan that generally provides for a monthly benefit commencing at age 65 equal to 1% of the employee’s average monthly base compensation during the highest five consecutive calendar years out of the 10 calendar years preceding retirement, multiplied by years of credited service, not to exceed 40 years. The pension plan was frozen as of January 1, 2003, and no new hires after that date will participate in the plan.

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

	Projected Benefit Obligation
	2004	2003
Balance at beginning of year	$9,330	$9,052
Service cost	549	525
Interest cost	586	600
Benefits paid	(275)	(626)
Actuarial (gain) loss	121	(221)

Balance, end of year	$10,311	$9,330

	Plan Assets
	2004	2003
Balance at beginning of year	$6,100	$5,480
Return on plan assets	644	847
Employer contribution	941	398
Benefits paid	(275)	(625)

Balance, end of year	$7,410	$6,100

The net pension liability recognized in the consolidated statements of condition was as follows:

	2004	2003
Funded status	$(2,901)	$(3,229)
Unrecognized transition obligation	26	26
Unrecognized prior service cost	41	48
Unrecognized net loss	2,132	2,296

Net pension liability recognized	$(702)	$(859)

The accumulated benefit obligation for the pension plan was $8,750 and $7,706 at December 31, 2004 and 2003, respectively.

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

Amounts recognized in the 2004 and 2003 consolidated Statement of Condition were as follows:

	2004	2003
Accrued pension liability	$(1,340)	$(1,605)
Intangible asset	67	74
Accumulated other comprehensive income	571	672

Net amount recognized	$(702)	$(859)

Components of the plan’s net cost were as follows:

	2004	2003	2002
Service cost	$549	$525	$511
Interest cost	586	600	528
Expected return on plan assets	(499)	(558)	(624)
Net amortization	8	7	9
Recognized net loss	140	92	0

Net pension cost	$784	$666	$424

The weighted-average rates assumed in the actuarial calculations for the net periodic pension costs were:

	2004	2003	2002
Discount	6.40%	6.75%	7.25%
Annual salary increase	3.50	5.00	5.00
Long-term return on plan assets	8.00	8.50	8.50

The expected long-term return on plan assets is based on historical returns on each of the categories.

The weighted average rates assumed in the actuarial calculations for the benefit obligations at November 30, (the measurement date) include the following:

	2004	2003
Discount	6.25%	6.40%
Annual salary increase	.00%	3.50%

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

The weighted-average asset allocation of pension benefit plan assets at December 31 were:

	2004	2003
Equity Securities	65.00%	70.00%
Debt Securities	15.00%	15.00%
Other	20.00%	15.00%

Total	100.00%	100.00%

The target weighted-average asset allocation of pension benefit plans at December 31 were:

Asset Category	2004	2003
Equity Securities	70%	70%-60%
Debt Securities	20%	40%-30%
Other	10%

BancTrust expects to contribute $841 to the pension plan in 2005.

At December 31, 2004, the pension plan is expected to make the following benefit payments, which reflect expected future service, as approximated:

2005	$215
2006	324
2007	365
2008	411
2009	508
2010-2014	4,435

MOBILE BANK SUPPLEMENTAL PLAN – The Mobile Bank maintains an unfunded and unsecured Supplemental Retirement Plan designed to supplement the benefits payable under the BancTrust pension plan for certain key employees selected by the Mobile Bank’s Board of Directors. Each participant was a participant in a pension plan of another bank prior to employment by the Mobile Bank. The Supplemental Plan is designed to afford the participant the same pension that would be received under the BancTrust pension plan if the participant were given years of service credit, as if the participant was employed by the Company during his or her entire banking career, reduced by any benefits actually payable to the participant under the BancTrust pension plan and any retirement benefit payable under any plan of another bank. Benefits for total and permanent disability are supplemented in the same manner. Because the Supplemental Plan is intended to complement benefits otherwise available to the participants, the exact amounts to be paid, if any, to any participant, cannot be determined until retirement or disability. Management does not believe any current expense and liabilities associated with the Supplemental Plan are material.

SAVINGS AND PROFIT SHARING PLAN – BancTrust maintains the BancTrust Financial Group, Inc. Employee Savings and Profit Sharing Plan. Subject to certain employment and vesting requirements, all BancTrust personnel are permitted to participate in the plan. An eligible employee may defer up to 10% of his or her pay into the plan. The employer makes a matching contribution as follows: $1.00 for every $1.00 on the first 2%, $0.75 per $1.00 on the next 2% and $0.50 per $1.00 on the next 2%. The Company may also, at its discretion, contribute to the plan an amount based on the Company’s level of profitability each year. The Company made total contributions of $811, $444 and $478 during 2004, 2003, and 2002, respectively.

DEFERRED COMPENSATION PLANS- The Company maintains a deferred compensation plan for certain executive officers and directors. The plan is designed to provide supplemental retirement benefits for its participants. Aggregate compensation expense under the plan was $56 for the year ended December 31, 2004 and $0 for previous years. The Company has purchased certain life insurance policies to partially fund the Company’s obligations under such deferred compensation arrangements.

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

The Company maintains a grantor trust to allow its directors to defer their directors’ fees. Amounts earned by the directors are invested in the Company’s common stock. The plan does not permit diversification into securities other than the Company’s common stock and the obligation to the participant must be settled by the delivery of a fixed number of shares of the Company’s common stock. The director is allowed to defer a portion or all of his director fees. At December 31, 2004 and 2003, the grantor trust held 49 and 37 shares, respectively of the Company’s common stock. These shares have been classified in equity as treasury stock. The related deferred compensation obligation payable in common stock is also classified in equity.

Note 14. Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the years ended December 31, 2004, 2003 and 2002. Diluted earnings per share for the years ended December 31, 2004, 2003 and 2002 are computed by dividing net income by the weighted average number of shares of common stock outstanding and the dilutive effects of the shares awarded under the 1993 and the 2001 Stock Option plans, based on the treasury stock method using an average fair value of the stock during the respective periods.

The following table presents the earnings per share calculations for the years ended December 31, 2004, 2003 and 2002. The Company excluded from the calculation of earnings per share 18, 38 and 155 shares for the years ended December 31, 2004, 2003 and 2002, respectively, because those shares were subject to options issued with exercise prices in excess of the average market value per share.

2004	Net Income	Weighted Average Shares	Earnings Per Share
Basic:
Income from continuing operations	$9,916	10,981	$.90
Income from discontinued operations	1,385	10,981.13

Net income	11,301	10,981	$1.03

Dilutive stock options plan shares		93

Diluted:
Income from continuing operations	9,916	11,074	$.90
Income from discontinued operations	1,385	11,074.12

Net income	$11,301	11,074	$1.02

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

2003	Net Income	Weighted Average Shares	Earnings Per Share
Basic:
Income from continuing operations	$5,653	8,754	$.64
Income from discontinued operations	669	8,754.08

Net income	6,322	8,754	$.72

Dilutive stock options plan shares		134

Diluted:
Income from continuing operations	5,653	8,888	$.64
Income from discontinued operations	669	8,888.07

Net income	$6,322	8,888	$.71

2002	Net Income	Weighted Average Shares	Earnings Per Share
Basic:
Income from continuing operations	$6,568	8,658	$.76
Income from discontinued operations	755	8,658.09

Net income	7,323	8,658	$.85

Dilutive stock options plan shares		38

Diluted:
Income from continuing operations	6,568	8,696	$.75
Income from discontinued operations	755	8,696.09

Net income	$7,323	8,696	$.84

Note 15. Regulatory Matters

The Company’s principal source of funds for dividend payments is dividends from the Banks. Dividends payable by a bank in any year, without prior approval of the appropriate regulatory body, are limited to the bank’s net profits (as defined) for that year combined with its net profits for the two preceding years. The dividends, as of January 1, 2005, that the Banks could declare, without the approval of regulators, totaled $6,673.

The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Banks’ financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks’ assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks’ capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets . Management believes, as of December 31, 2004 and 2003, that the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 2004 and 2003, the most recent notification from the regulatory authorities categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the tables below.

The Federal Reserve System has allowed bank holding companies to include trust preferred securities in Tier I capital up to a maximum of 25% of Tier I capital. On March 1, 2005 the Federal Reserve System issued a new rule (12 CFR Parts 208 and 225) that reduces the amount of trust preferred securities that may be included in Tier I capital to 25% of Tier I capital less goodwill and any deferred tax liability. Under this new rule, all $18.0 million of trust preferred stock currently included by the Company in its calculation of Tier I and total capital will continue to be included in Tier I and total capital. Consequently, Management does not believe this new rule will have any material adverse impact on BancTrust; however, it does to some extent limit BancTrust’s ability to utilize trust preferred securities as a capital raising strategy.

Actual capital amounts and ratios are presented in the table below for the Banks and on a consolidated basis for the Company.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2004

Total Capital (to Risk Weighted Assets)
Consolidated	$102,932	10.5%	$78,531	8.0%
Florida Bank	24,653	9.5	20,813	8.0	$26,016	10.0%
Eufaula Bank	18,462	10.2	14,493	8.0	18,117	10.0
Mobile Bank	59,562	11.9	39,925	8.0	49,907	10.0

Tier I Capital (to Risk Weighted Assets)
Consolidated	$92,815	9.5%	$39,266	4.0%
Florida Bank	21,601	8.3	10,406	4.0	$15,609	6.0%
Eufaula Bank	16,691	9.2	7,247	4.0	10,870	6.0
Mobile Bank	54,798	11.0	19,963	4.0	29,944	6.0

Tier I Capital (to Average Assets)
Consolidated	$92,815	8.3%	$44,858	4.0%
Florida Bank	21,601	8.3	10,391	4.0	$12,989	5.0%
Eufaula Bank	16,691	8.7	7,659	4.0	9,574	5.0
Mobile Bank	54,798	8.9	24,538	4.0	30,673	5.0

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2003

Total Capital (to Risk Weighted Assets)
Consolidated	$92,153	11.3%	$65,187	8.0%
Florida Bank	15,249	10.5	11,631	8.0	$14,538	10.0%
Eufaula Bank	17,323	11.8	11,768	8.0	14,710	10.0
Mobile Bank	55,440	12.5	35,419	8.0	44,274	10.0

Tier I Capital (to Risk Weighted Assets)
Consolidated	$83,546	10.3%	$32,594	4.0%
Florida Bank	13,481	9.3	5,815	4.0	$8,723	6.0%
Eufaula Bank	15,692	10.7	5,884	4.0	8,826	6.0
Mobile Bank	51,208	11.6	17,709	4.0	26,564	6.0

Tier I Capital (to Average Assets)
Consolidated	$83,546	13.2%	$25,344	4.0%
Florida Bank	13,481	7.9	6,851	4.0	$8,564	5.0%
Eufaula Bank	15,692	9.6	6,556	4.0	8,195	5.0
Mobile Bank	51,208	8.9	22,908	4.0	28,636	5.0

Note 16. Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments, whether or not recognized in the Statement of Condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to Management as of December 31, 2004 and 2003. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

The following methods and assumptions were used by the Company in estimating its fair values disclosures for financial instruments:

SECURITIES AVAILABLE FOR SALE – Fair values for securities available for sale are primarily based on quoted market prices. If a quoted market price is not available, fair value is estimated using market prices for similar securities.

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

LOANS – For equity lines and other loans with short-term or variable rate characteristics, the carrying value reduced by an estimate for credit losses inherent in the portfolio is a reasonable estimate of fair value. The fair value of all other loans is estimated by discounting their future cash flows using interest rates currently being offered for loans with similar terms, reduced by an estimate of credit losses inherent in the portfolio. The discount rates used are commensurate with the interest rate and prepayment risks involved for the various types of loans.

DEPOSITS – The fair value disclosed for demand deposits (i.e., interest and non-interest bearing demand, savings and money market savings) is, as required by SFAS No. 107, equal to the amounts payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated monthly maturities.

FHLB ADVANCES AND LONG-TERM DEBT – The fair value of the Company’s fixed rate borrowings are estimated using discounted cash flows, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of the Company’s variable rate borrowings approximates their fair values.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT – The value of these unrecognized financial instruments is estimated based on the fee income associated with the commitments which, in the absence of credit exposure, is considered to approximate their settlement value. As no significant credit exposure exists and because such fee income is not material to the Company’s financial statements at December 31, 2004 and 2003, the fair value of these commitments is not presented.

Many of the Company’s assets and liabilities are short-term financial instruments whose carrying amounts reported in the Statement of Condition approximate fair value. These items include cash and due from banks, interest-bearing bank balances, federal funds sold, other short-term borrowings and accrued interest receivable and payable balances. The estimated fair values of the Company’s remaining on-balance sheet financial instruments as of December 31, 2004 and 2003, are summarized below.

	2004		2003
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Securities available for sale	$144,094	$144,094	$178,770	$178,770
Loans, net	852,599	851,020	639,593	642,482

Financial liabilities:
Deposits	$939,958	$941,221	$764,174	$764,243
FHLB advances and long-term debt	58,500	57,963	38,500	38,761

SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. The disclosures also do not include certain intangible assets, such as customer relationships, deposit base intangibles and goodwill. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

Note 17. Commitments and Contingencies

In the normal course of business, there are outstanding commitments and contingent liabilities, such as commitments to extend credit, letters of credit and others, which are not included in the consolidated financial statements. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the financial statements. A summary of these commitments and contingent liabilities is presented below.

	December 31,
	2004	2003
Standby letters of credit	$31,342	$21,950
Commitments to extend credit	165,791	130,407

The Company, as part of its ongoing operations, issues financial guarantees in the form of financial and performance standby letters of credit. Standby letters of credit are contingent commitments issued by the Company generally to guarantee the performance of a customer to a third party. A financial standby letter of credit is a commitment by the Company to guarantee a customer’s repayment of an outstanding loan or financial obligations. In a performance standby letter of credit, the Company guarantees a customer’s performance under a contractual non-financial obligation for which it receives a fee. The Company has recourse against the customer for any amount it is required to pay to a third party under a standby letter of credit. Revenues are recognized over the life of the standby letter of credit. The maximum potential amount of future payments the Company could be required to make under its standby letters of credit at December 31, 2004 was $31,342, and that sum represents the Company’s maximum credit risk. At December 31, 2004, the Company had $313 of unearned fees associated with standby letter of credit agreements. The Company holds collateral to support standby letters of credit when deemed necessary. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial property.

At December 31, 2004, the Company was under contract to lease certain bank premises and equipment. The terms of these contracts vary and are subject to certain changes at renewal. Future minimum rental payments required under operating leases having initial or remaining non-cancelable terms in excess of one year as of December 31, 2004 were not significant.

Rental expense under all operating leases amounted to $297, $195, and $153 in 2004, 2003, and 2002, respectively.

The Company and its Banks are the subject of claims and disputes arising in the normal course of business. Management, through consultation with the Company’s legal counsel, is of the opinion that these matters will not have a material impact on the results of operations.

Note 18. Non-Interest Revenue

Components of other non-interest revenue are as follows:

	Year Ended December 31,
	2004	2003	2002
Mortgage loan processing fees	$1,899	$925	$707
Other	1,797	993	722

Total	$3,696	$1,918	$1,429

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

Note 19. Non-Interest Expense

Components of other non-interest expense are as follows:

	Year Ended December 31,
	2004	2003	2002
Advertising	$762	$305	$341
Data processing	648	108	86
Professional services	775	479	405
Stationery and supplies	815	511	573
Telephone	728	330	299
Other	4,940	3,529	3,299

Total	$8,668	$5,262	$5,003

Note 20. Segment Reporting

Under Statement No. 131, “Disclosure about Segments of an Enterprise and Related Information,” certain information is disclosed for the four reportable operating segments of the Company. The reportable segments are determined using the internal management reporting system. They are composed of the Company’s significant subsidiaries. The accounting policies for each segment are the same as those used by the Company as described in Note 1 – Summary of Significant Accounting Policies. The segment results include certain overhead allocations and intercompany transactions that were recorded at current market prices. All intercompany transactions have been eliminated to determine the consolidated balances. During 2003 and 2004 the Company merged its Brewton, Monroeville and Demopolis Banks into the Mobile Bank. All prior segment information has been restated to reflect these mergers. The column “other” includes BancTrust and the Trust Company. The results for the four reportable segments of the Company are included in the following table:

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

	2004
	Mobile Bank	Eufaula Bank	Santa Rosa Beach Bank	All Other	Eliminations	Consolidated
Total interest revenue	$29,359	$9,246	$12,350	$38	$(80)	$50,913
Total interest expense	5,923	2,136	2,887	1,062	(80)	11,928

Net interest revenue	23,436	7,110	9,463	(1,024)		38,985
Provision for loan losses	1,889	585	1,423			3,897

Net interest income after provision	21,547	6,525	8,040	(1,024)		35,088
Total non-interest revenue	4,730	1,966	2,157	1,848	(184)	10,517
Total non-interest expense	15,610	6,011	6,562	3,788	(184)	31,787

Income before taxes	10,667	2,480	3,635	(2,964)		13,818
Income tax expense	3,329	742	1,302	(1,471)		3,902

Income from continuing operations	$7,338	$1,738	$2,333	$(1,493)		$9,916

Other significant items:
Total assets(1)	$629,277	$217,720	$288,589	$152,661	$(149,496)	$1,191,222
Total investment securities	111,648	20,086	11,398	962		144,094
Total loans, net of unearned income	461,098	161,683	239,426			862,207
Investment in subsidiaries	291			146,805	(147,096)
Total interest revenue from customers	29,359	9,196	12,320	38		50,913
Total interest revenue from affiliates		50	30		(80)

(1)	Total consolidated assets includes assets of Sweet Water State Bank of $52,471.

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

	2003
	Mobile Bank	Eufaula Bank	Santa Rosa Beach Bank	All Other	Eliminations	Consolidated
Total interest revenue	$28,402	$22	$28	$33	$(2)	$28,483
Total interest expense	6,995	4	7	9	(2)	7,013

Net interest revenue	21,407	18	21	24		21,470
Provision for loan losses	1,841					1,841

Net interest income after provision for loan losses	19,566	18	21	24		19,629
Total non-interest revenue	5,356	6	4	1,723	(7)	7,082
Total non-interest expense	15,725	8	7	3,159	(7)	18,892

Income before taxes	9,197	16	18	(1,412)		7,819
Income tax expense	2,675	5	6	(520)		2,166

Income from continuing operations	$6,522	$11	$12	$(892)		$5,653

Other significant items:
Total assets(1)	$598,701	$184,227	$190,494	$175,210	$(168,022)	$1,076,900
Total investment securities	143,552	21,860	12,639	719		178,770
Total loans, net of unearned income	377,253	127,582	142,544			647,379
Investment in subsidiaries	190			141,597	(141,787)
Total interest revenue from customers	28,402	22	28	31		28,483
Total interest revenue from affiliates				2	(2)

(1)	Total consolidated assets includes assets of Sweet Water State Bank of $52,607 and assets of the Wewahitchka Bank of $43,683.

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

	2002
	Mobile Bank	All Other	Eliminations		Consolidated
Total interest revenue	$30,783	$31	$		$30,814
Total interest expense	10,066	5			10,071

Net interest revenue	20,717	26			20,743
Provision for loan losses	760				760

Net interest income after provision	19,957	26			19,983
Total non-interest revenue	4,740	1,926		(12)	6,654
Total non-interest expense	14,724	2,651		(12)	17,363

Income before taxes	9,973	(699)			9,274
Provision for income taxes	2,964	(258)			2,706

Income from continuing operations	$7,009	$(441)			$6,568

Other significant items:
Total assets(1)	$568,794	$84,101		$(82,854)	$665,810
Total investment securities	167,945				167,945
Total loans, net of unearned income	352,112				352,112
Investment in subsidiaries	105	81,510		(81,615)
Total interest revenue from customers	30,783	31			30,814

(1)	Total consolidated assets includes assets of Sweet Water State Bank of $51,808 and assets of the Wewahitchka Bank of $43,961.

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

Note 21. Comprehensive Income

Comprehensive income is the change in equity during a period from transactions and other events and circumstances from non-owner sources. In addition to net income, the Company has identified changes related to other non-owner transactions in the consolidated statement of shareholders’ equity and comprehensive income. In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting items that are displayed as part of net income and other comprehensive income in that period or earlier periods. The following table reflects the reclassification amounts and the related tax effect for the three years ended December 31:

	2004
	Before Tax Amount	Tax Effect	After Tax Amount
Unrealized losses arising during the period	$(1,179)	$(442)	$(737)
Less realized gains from continuing operations	(625)	(229)	(396)
Less realized losses from discontinued operations	4	2	2

Net change in unrealized loss on securities	(1,800)	(669)	(1,131)
Additional minimum pension liability adjustment	101	38	63

Net change in unrealized losses	$(1,699)	$(631)	$(1,068)

	2003
	Before Tax Amount	Tax Effect	After Tax Amount
Unrealized losses arising during the period	$(1,093)	$(410)	$(683)
Less realized gains from continuing operations	(360)	(135)	(225)
Less realized gains from discontinued operations	(270)	(101)	(169)

Net change in unrealized loss on securities	(1,723)	(646)	(1,077)
Additional minimum pension liability adjustment	258	97	161

Net change in unrealized losses	$(1,465)	$(549)	$(916)

	2002
	Before Tax Amount	Tax Effect	After Tax Amount
Unrealized gains arising during the period	$4,379	$1,633	$2,746
Less realized gains from continuing operations	(783)	(290)	(493)
Less realized gains from discontinued operations	(106)	(39)	(67)

Net change in unrealized gain on securities	3,490	1,304	2,186
Additional minimum pension liability adjustment	(930)	(349)	(581)

Net change in unrealized gains	$2,560	$955	$1,605

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

Note 22. Condensed Parent Company Financial Statements

Condensed Statements of Condition

	December 31,
	2004	2003
ASSETS

Cash and short-term investments	$3,794	$31,070
Investment in subsidiaries – eliminated upon consolidation	142,128	131,103
Investment in discontinued operations	4,677	10,494
Other assets	1,303	2,653

Total	$151,902	$175,320

LIABILITIES

Long-term debt	$28,000	$18,000
Acquisition related payable	0	38,422
Other liabilities	1,719	2,232

Total liabilities	29,719	58,654

SHAREHOLDERS’ EQUITY

Preferred stock – no par value Shares authorized – 500 Shares outstanding – none
Common stock – $.01 par value
Shares authorized – 20,000
Shares issued – 11,277 in 2004 and 11,186 in 2003	113	112
Additional paid in capital	77,829	76,833
Accumulated other comprehensive income, net	501	1,569
Deferred compensation payable in common stock	864	955
Retained earnings	46,148	40,560
Treasury stock, 256 in 2004 and 2003, at cost	(2,408)	(2,408)
Common stock held in grantor trust, 49 in 2004 and 37 in 2003	(864)	(955)

Total shareholders’ equity	122,183	116,666

Total	$151,902	$175,320

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

Condensed Statements of Income

	Year Ended December 31,
	2004	2003	2002
Cash dividends from subsidiaries	$4,450	$16,525	$7,195
Other income	93	0	15

Total income	4,543	16,525	7,210
Interest expense – long-term debt	1,062	6	0
Expenses – other	722	1,122	790

Income before undistributed income of subsidiaries	2,759	15,397	6,420
(Dividends in excess of)/Equity in undistributed earnings of subsidiaries	7,157	(9,744)	148

Income from continuing operations	9,916	5,653	6,568

Income from discontinued operations	1,385	669	755

Net income	$11,301	$6,322	$7,323

BancTrust Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars and Shares in Thousands, Except Per Share Amounts)

Condensed Statements of Cash Flows

	Year Ended December 31,
	2004	2003	2002
OPERATING ACTIVITIES

Income from continuing operations	$9,916	$5,653	$6,568
Adjustments to reconcile net income to net cash provided by operating activities:
(Dividends in excess of)/Equity in undistributed earnings of subsidiaries	(7,157)	9,744	(148)
Other, net	926	(1,213)	145

Net cash provided by operating activities	3,685	14,184	6,565

INVESTING ACTIVITIES

Investment in subsidiary	(5,000)	0	0
Sale of land	0	0	396
Cash paid to acquisition shareholders	(38,422)	0	0
Other	0	738	(98)

Net cash provided by (used in) investing activities	(43,422)	738	298

FINANCING ACTIVITIES

Proceeds from short-term borrowing	0	700	1,650
Repayments of short-term borrowing	0	(700)	(1,650)
Cash dividends	(5,605)	(4,550)	(4,149)
Proceed from issuance of long-term debt	10,000	18,000
Proceeds from issuance of common stock	889	387	71
Purchase of treasury stock	0	0	(1,914)

Net cash provided by (used in) financing activities	5,284	13,837	(5,992)

Net cash provided by (used in) discontinued operations	7,177	2,125	(1,050)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(27,276)	30,884	(179)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	31,070	186	365

CASH AND CASH EQUIVALENTS AT END OF YEAR	$3,794	$31,070	$186